Exhibit 10.13

Tampa Bay Technology Incubator

at the

University of South Florida

PREFACE

The Tampa Bay Technology Incubator exists to support technology research as a catalyst for economic development and advocates the development and construction of facilities for high-technology companies and related support functions. In promoting research with companies and the University of South Florida, the Tampa Bay Technology Incubator seeks to address the needs of local high technology employers in such areas as engineering, biomedical and other technologies. The primary purpose of the Tampa Bay Technology Incubator is to stimulate the economy of the State of Florida through the development of high technology industry while alleviating the government of some of its economic burdens.

MASTER RELATIONSHIP AGREEMENT

THIS MASTER RELATIONSHIP AGREEMENT entered into this 11/3015, and between the University of South Florida Board of Trustees, a public body corporate, on behalf of its Tampa Bay Technology Incubator (“University”), whose address is 4202 East Fowler Avenue, Tampa, Florida 33620 (“Landlord”) and Thar Pharmaceuticals, Inc. a Pennsylvania for profit corporation authorized to do business in the State of Florida, whose address is 3802 Spectrum Blvd., Suite 120, Tampa, FL 33612 (“Tenant”).

Recitals

A. Landlord operates a business incubator known as the Tampa Bay Technology Incubator (“TBTI”). One of the primary objectives of TBTI is to assist and nurture start-up enterprises, like Thar Pharmaceuticals, Inc. (“Tenant”), and help them to develop into successful, mature companies.

B. Tenant desires to locate at TBTI facilities and to take part in the services and offerings made available by and through TBTI.

C. This Master Relationship Agreement, together with the other agreements, rules, and policies referred to in Section 1 below will (i) govern the business relationship between Landlord and Tenant and (ii) set forth the terms and conditions for Tenant’s use of the facilities and services provided by and through TBTI.

Agreement

In consideration of the recitals and mutual covenants set forth in this Master Relationship Agreement, Landlord and Tenant agree as follows:

1. Other Tenant Documents. Together with this Master Relationship Agreement, the following documents will completely define the business relationship between Landlord and Tenant:

a. Sub-Lease Agreement. Contemporaneously with the execution of this Master Relationship Agreement, Landlord and Tenant shall enter into the Sub-Lease Agreement (“Sub-Lease”) attached to this Master Relationship Agreement as Exhibit A. The Sub-Lease will govern the relationship between Landlord and Tenant, including but not limited to the space leased by Tenant, rental rates, infrastructure, services provided, and related matters.

b. Building Rules and Regulations. Tenant agrees to follow and abide by the Building Rules and Regulations attached to this Master Relationship Agreement as Exhibit B. The Building Rules and Regulations are important for safety reasons, as well as for promoting the efficient use and maintenance of TBTI’s facilities. These rules are subject to change and may be changed at any time at the Landlord’s discretion, and Landlord will issue new Building Rules and Regulations to Tenant immediately upon revision.

c. Internship Agreement: Contemporaneously with the execution of this Master Relationship Agreement, Landlord and Tenant shall enter into the Agreement attached to this Master Relationship Agreement as Exhibit C, Memorandum of Understanding (MOU). This MOU is entered into for the conduct of an internship with a student of the University of South Florida.

d. Client Handbook. Tenant agrees to follow and abide by the Policies and Procedures located in the TBTI Client Handbook attached to this Master Relationship Agreement as Exhibit D.

Tenant acknowledges that the foregoing descriptions of the supplemental documents are only brief summaries. Tenant represents and warrants that it has carefully read and understands each of the attached supplemental documents (together with this Master Relationship Agreement, the “Tenant Documents”).

2. Periodic Meetings and Seminars. A member of Tenant’s senior management team shall be required to participate in the Florida Small Business Development Center (FSBDC) Entrepreneur Certificate educational series of six educational modules within the first six months of entering the TBTI program. Individual modules or the entire series may be waived by the Director of Business Incubation & Economic Development based on the experience of the management team.

A member of the senior management team shall be required to meet with TBTI’s management, Council of Professionals Chair or Mentor at least on an annual basis to discuss, subject to Section 4, Tenant’s progress toward its business plan, program milestones, to review financial statements, and to examine growth opportunities and other matters relating to Tenant’s business. The review process may include, but is not limited to:

a.	Review of milestones from the Tenant business plan

b.	Review of financial statements, where requested. Note: Tenants are required to provide financial statements (income statement and balance sheet) two weeks prior to the review.

c.	Comparison of actual performance to goals including:

i.	Financial performance compared with projections, if applicable

ii.	Expense (cost) control compared with projections

iii.	Review of Research & Development against timelines

iv.	Cash flow control compared with projections

v.	Marketing performance (sales, leads, orders, promotions, etc.)

vi.	Personnel issues and performance

d.	Establishment of short-term goals utilizing the client planning dashboard provided by TBTI staff

e.	Review of business plan and milestones with TBTI Review Committee

f.	Discuss future needs including but not limited to:

i.	Facility growth needs (space, equipment, utilities, etc.)

ii.	Mentoring and counseling

iii.	Competition and barriers to growth

Landlord anticipates offering regularly scheduled seminars at TBTI facilities on topics relating to entrepreneurship and business; whenever possible, a schedule of such seminars will be published at least two weeks in advance of the events. A member of Tenant’s senior management team shall attend a minimum of 4 of these seminars per year. Failure to attend such meetings/seminars may result in termination of Tenant’s Sub-Lease. On a case by case basis, as documented in writing from TBTI management, Tenant may be required to attend a lesser number of events. Tenant hereby agrees to this provision and understands the levy of said penalties should Tenant fail to comply with the attendance policies as stated herein.

3. Representations and Warranties. Tenant represents and warrants to Landlord as follows:

a. Tenant is a Pennsylvania for profit corporation authorized to do business in the State of Florida.

b. All corporate action on the part of Tenant and, as applicable, its officers, directors, managers, and owners necessary for the authorization, execution, and delivery of this Master Relationship Agreement and the other Tenant Documents and the performance of all obligations of Tenant under this Master Relationship Agreement and the other Tenant Documents has been taken. This Master Relationship Agreement and the other Tenant Documents constitute valid and legally binding obligations of Tenant enforceable in accordance with their terms. The execution, delivery, and performance of this Master Relationship Agreement and the other Tenant Documents will not result in any violation of, be in conflict with, or constitute a default under (i) any provision of Tenant’s organizational documents or (ii) any material contract, obligation, or commitment to which Tenant is a party or by which Tenant is bound.

c. Tenant has provided Landlord with all of the information that Landlord has requested in connection with the business relationship contemplated by this Master Relationship Agreement and the other Tenant Documents. All of the information provided to Landlord in all applications, documents, marketing materials, or through interviews or otherwise is true and does not fail to state any fact that would be understood as misleading to anyone in any way, as of the date of execution of this Master Relationship Agreement.

4. Confidential Information.

a. For purposes of this Section 4, both the Landlord and Tenant (i) in each entity’s capacity as the party disclosing information to the other, is referred to as the “Disclosing Party,” and (ii) in its capacity as the party receiving information from the other, is referred to as the “Recipient.”

b. Each party, as Recipient, hereby agrees that the Confidential Information (as defined below) shall be kept strictly confidential and that the Recipient shall not furnish or divulge Confidential Information to any individual or entity without the prior written consent of the Disclosing Party. Notwithstanding the foregoing, it is understood that Landlord will, on behalf of Tenant, need latitude to communicate with strategic partners, and others in the course of providing services to Tenant through TBTI. Unless otherwise specifically requested in writing by Tenant, Landlord and its agents shall be permitted to communicate Confidential Information regarding Tenant with these individuals or entities, provided that Landlord first obtains their agreement to maintain the confidentiality of any Confidential Information communicated to it by Landlord. Notwithstanding any other provision of this Section 4, Landlord shall be permitted to use Tenant’s name and generally describe Tenant’s business in marketing materials, news releases, articles, speeches, and other promotional opportunities. All Tenants may be required to submit financial statements on a quarterly basis to TBTI management in order to keep management updated on the Tenant’s progress. Tenants are required to report information including but not be limited to such economic impact data such as current number of jobs, sales revenues, funding, etc. Financial and economic impact information will be kept strictly confidential by TBTI management.

c. For purposes of this Master Relationship Agreement, the term “Confidential Information” of a Disclosing Party means any and all confidential or proprietary information concerning the Disclosing Party including, without limitation, confidential studies, data, calculations, patents, patent applications, copyrights, trademarks, trade names, service marks, service names, “know-how,” customer or prospect lists, details of Tenant or customer contracts, pricing policies, sales techniques, operational methods, marketing plans or strategies, products and formulae, product development techniques or plans, business acquisition plans, computer programs (including source of object codes), processes, research or technical data, improvements, or other intellectual property of the Disclosing Party. The term “Confidential Information” does not include information that (i) is or becomes available to the public other than as a result of disclosure by the Recipient or its representatives, or (ii) is or becomes available to the Recipient on a non-confidential basis from a source other than the Disclosing Party.

d. Each party agrees that money damages would be both incalculable and an insufficient remedy for any breach of the terms of this Section 4 and that, in addition to all other remedies available, the Disclosing Party shall be entitled to equitable relief, including temporary and permanent injunctive relief in the event of any such breach.

5. Termination.

a. Either party may terminate this Master Relationship Agreement for any reason upon thirty (30) days’ written notice to the other party; provided, however, that Tenant may not terminate this Master Relationship Agreement pursuant to this Section 5a prior to the expiration of the Initial Term of the Sub-Lease (as such term is defined in the Sub-Lease).

b. Either party may terminate this Master Relationship Agreement in the event the other party (i) breaches any of the terms and conditions of this Master Relationship Agreement and (ii) fails to cure completely such breach within five (5) calendar days.

c. Landlord may terminate this Master Relationship Agreement immediately and without notice if any of the representations and warranties set forth in Section 3 were false or misleading in a material respect as of the date of this Master Relationship Agreement.

d. Sections 4, 6, 8, 10 and 11 (and Section 12 with respect to the foregoing) of this Master Relationship Agreement shall survive the termination of this Master Relationship Agreement for any reason.

6. Independent Advisors. Tenant may receive business and technical consulting services from local business professionals, economic development professionals, students and/or faculty from the university, and others (collectively, “Independent Advisors”). These Independent Advisors are not employees or agents of Landlord (or, in the case of faculty, provide consulting services to Tenant outside of their employment duties with the University), and they will not be bound by this Master Relationship Agreement (including Section 4 hereof) or the other Tenant Documents. Tenant is under no obligation to use the Independent Advisors for fee-based professional services. While Tenant understands that Independent Advisors are not to solicit business during our TBTI working sessions, Tenant is free, however, to seek a fee-based engagement with the Independent Advisors at any time at Tenant’s discretion. If an Independent Advisor solicits a fee-based business relationship with Tenant, Tenant will notify Landlord immediately. Tenant acknowledges and agrees that Landlord shall not be held liable for the acts or omissions of these Independent Advisors and Tenant assumes all risk by engaging these Independent Advisors.

7. No Guarantee of Results. Tenant acknowledges and agrees that Landlord cannot guarantee that Tenant’s business will succeed. Landlord makes no representation as to the commercial utility of its recommendations or that the use of such recommendations will not infringe on any intellectual property rights of others. Tenant shall be solely responsible for making all decisions and taking actions related to its business, including compliance with all applicable laws and regulations, and Tenant hereby waives and covenants not to sue Landlord or its employees, agents, contractors, or other representatives for any claim related to such matters. Tenant also agrees to participate in the Tenant Requirements as outlined above in this Agreement. Tenant understands that the relationship with TBTI does not create or imply a partnership agreement and that this Agreement is not an implied reason for business success.

8. Independent Contractor Status. Neither party is, nor shall be deemed to be, an employee, agent, partner, or legal representative of the other party for any purpose. Neither party shall be entitled to enter into any contracts in the name of or on behalf of the other party, nor shall either party be entitled to pledge the credit of the other party in any way or hold itself out as having the authority to do so.

9. Insurance. Tenant shall maintain insurance in such types and amounts customary for and necessary to protect and insure against the type of risks involved with the type of business operated by Tenant as outlined in the Sub-Lease Agreement, Exhibit A , including but not limited to, as applicable, general property and casualty, workers compensation, directors and officers, and Commercial General Liability insurance. Upon execution of this agreement, Tenant shall provide Landlord with a certificate of insurance for all insurance coverage maintained by Tenant in the format specified by the Research Foundation.

10. Indemnification. Tenant shall defend, indemnify, and hold harmless Landlord and its employees, agents, and representatives from and against any and all liability, loss, damage, action, claim, or expense suffered or incurred by Landlord or its employees, agents, and representatives (including attorneys’ fees and costs) that result from or arise out of any breach by Tenant of the Tenant Documents. The indemnification rights contained in this Master Relationship Agreement are in addition to all other rights that may be available to Landlord or its employees, agents, and representatives at law, in equity, or otherwise. This Section shall survive any termination of this Master Relationship Agreement.

11. Limitation of Liability. Neither party shall be liable to the other for indirect, incidental, consequential, or special damages, including but not limited to lost profits arising from or relating to any breach of this Master Relationship Agreement, regardless of any notice of the possibility of such damages. Nothing in this Section is intended to limit or restrict the indemnification rights or obligations of either party.

12. General.

a. Notices. All notices that are required or may be given pursuant to the terms of this Master Relationship Agreement shall be in writing and shall be sufficient in all respects if given in writing and personally delivered, e-mailed, or mailed by registered or certified mail (postage prepaid) as follows:

If to Landlord:

Tampa Bay Technology Incubator

Attn: Director, Business Incubation & Economic Development

3802 Spectrum Blvd, Suite 100

Tampa, FL 33612

If to Tenant:

Thar Pharmaceuticals, Inc.

Attn: Raymond Houck

3802 Spectrum Blvd., Suite 120

Tampa, FL 33612

or to such other address as either party shall have designated by notice in writing to the other.

b. No Third-Party Rights. None of the provisions of this Master Relationship Agreement or any of the other Tenant Documents shall be for the benefit of or enforceable by any third party, including, without limitation, any creditor of either party.

c. Waivers. The waiver by either party of a breach of any provision of this Master Relationship Agreement shall not operate or be construed as a waiver of any other provision, or of any further breach of the provision so waived or of any other provision, of this Master Relationship Agreement. No extension of time for the performance of any obligation or act under this Master Relationship Agreement shall be deemed an extension of time for the performance of any other obligation or act.

d. Entire Agreement/Amendments. This Master Relationship Agreement, together with the other Tenant Documents, constitutes the entire agreement between the parties with respect to the subject matter covered and supersedes all prior agreements and understandings, oral and written, between the parties with respect to the covered subject matter. This Master Relationship Agreement may not be amended, modified, or changed in any respect without the written consent of both of the parties.

e. Severability. Whenever possible, each provision of this Master Relationship Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Master Relationship Agreement shall be unenforceable or invalid under applicable law, such provision shall be ineffective only to the extent of such unenforceability or invalidity, and the remaining provisions of this Master Relationship Agreement shall continue to be binding and in full force and effect.

f. Applicable Law. This Master Relationship Agreement and the other Tenant Documents and the legal relations between the parties shall be governed by and construed in accordance with the laws of the State of Florida applicable to contracts made and to be performed in Florida.

g. Binding Effect. This Master Relationship Agreement shall inure to the benefit of and be binding upon the parties and their respective successors and assigns.

h. Expenses. Each party shall bear all expenses incurred by it in connection with the negotiation and preparation of this Master Relationship Agreement and the other Tenant Documents.

i. Joint Drafting/Interpretation. Both parties acknowledge and agree that this Master Relationship Agreement and the other Tenant Documents have been jointly prepared by the parties and their respective legal counsel and will not be strictly construed against either party.

j. Advisors Consulted. Each party hereby acknowledges and agrees that it (a) has read this Master Relationship Agreement and the other Tenant Documents in their entireties prior to executing this Master Relationship Agreement, (b) understands the provisions and effects of this Master Relationship Agreement and the other Tenant Documents, and (c) has consulted with such attorneys, accountants, and other financial advisors as each has deemed appropriate in connection with its execution of this Master Relationship Agreement.

IN WITNESS WHEREOF, the parties hereto have signed and sealed this Master Relationship Agreement as of the dates respectively indicated below.

Thar Pharmaceuticals, Inc.
/s/ [illegible]
Witness	By:	/s/ Brian Moyer
	Printed:	Brian Moyer
	Title:	VP, Corp. Dev.
	Date:	11/30/2015

University of South Florida Board of Trustees, a public body corporate
/s/ Amy Lyons
Witness	By:	/s/ Allison Madden
	Printed:	Allison Madden
	Title:	Director of Research Foundation Operations
	Date:	12/2/2015

EXHIBIT “A”

PREFACE

The Tampa Bay Technology Incubator exists to support technology research as a catalyst for economic development and advocates the development and construction of facilities for high-technology companies and related support functions. In promoting research with companies and the University of South Florida, the Tampa Bay Technology Incubator seeks to address the needs of local high technology employers in such areas as engineering, biomedical and other technologies. The primary purpose of the Tampa Bay Technology Incubator is to stimulate the economy of the State of Florida through the development of high technology industry while alleviating the government of some of its economic burdens.

SUB-LEASE AGREEMENT

THIS SUB-LEASE AGREEMENT entered into this 11/3015, and between the University of South Florida Board of Trustees, a public body corporate, on behalf of its Tampa Bay Technology Incubator (“University”), whose address is 4202 East Fowler Avenue, Tampa, Florida 33620 (“Landlord”) and Thar Pharmaceuticals, Inc. a Pennsylvania for profit corporation authorized to do business in the State of Florida, whose address is 3802 Spectrum Blvd., Suite 120, Tampa, FL 33612 (“Tenant”).

WITNESSETH:

1.	PROPERTY SUB-LEASED

a.	The Landlord, for and in consideration of the rents plus applicable Florida sales tax, covenants and agreements hereinafter specified to be paid, kept and performed by the Tenant, hereby sub-leases to the Tenant and the Tenant hereby sub-leases from the Landlord the space located in Tampa, Florida, which space is described as 3802 Spectrum Boulevard, Suite 120, Tampa, Florida 33612. The improvements in which said space is located are herein sometimes referred to as “the Building” and the space sub-leased to Tenant in the Building is herein sometimes referred to as “the Sub-leased Premises” or “the Premises.”

b.	Exhibit “B” and all other exhibits and schedules referred to in this Sub-lease are incorporated herein by reference.

c.	This Sub-lease is subject to easements, encumbrances and restrictions of record, zoning and governmental restrictions applicable to the Building.

d.	The Tenant shall have the exclusive right to possession of the Sub-leased Premises during the term of this Agreement.

2.	LIMITS OF REPRESENTATIONS

Neither Landlord nor Landlord’s agents have made any representations, warranties or promises with respect to the Sub-leased Premises or this Sub-lease, except as set forth in this Sub-lease and its incorporated exhibits. Tenant does not, in any way or for any purpose, become an affiliate of the University, nor enjoy benefits of employees of the University.

3.	TERM AND POSSESSION

a.	This Sub-lease shall commence on December 1, 2015 (“Commencement Date”) and shall continue for one calendar month with automatic renewals for a minimum of eleven months (hereinafter the “Primary Term”) unless otherwise terminated or extended as herein provided.

b.	“Sub-lease Term” as used throughout this Agreement shall mean a calendar month, or the portion thereof covered by this Sub-lease.

c.	Possession of the Sub-leased Premises shall be given on the date this Sub-lease Term commences.

d.	In the event of Tenant’s desire to terminate this Sub-lease agreement, Tenant shall provide notice to Landlord in writing no less than 30 days in advance of termination date. Termination will be in accordance with the terms set forth in section 21.

e.	Upon the expiration or other termination of this Sub-lease, the Tenant shall quit and surrender the Sub-leased Premises broom-swept clean, in the same condition as at the commencement of the term, normal wear and tear only excepted, and the Tenant shall remove its property in accordance with paragraph eleven (11) (Property of Tenant). Any Landlord property such as keys, access cards, parking permit(s), etc. shall be returned to Landlord.

4.	USE OF PREMISES

a.	Tenant accepts Sub-leased Premises as is. Tenant shall not commit any waste or damage to or upon Sub-leased Premises or the Building. Sub-leased Premises shall be used solely for the purposes of Tenant’s business and shall not be used for any unlawful purpose. Tenant’s activities in the Sub-leased Premises and the Building shall not violate any law, regulation, or ordinance or any rules and regulations applicable to the Building or Sub-leased Premises. Tenant shall cause Sub-leased Premises, and the business conducted in and from it, to be operated and maintained in compliance with all laws, rules, and orders from any governmental agencies. The Sub-leased Premises shall be used and occupied only in compliance with the Tenant’s general business description as required in Section 27 herein. Tenant shall not interfere with the quiet enjoyment of any other tenant. Any violation of this covenant 4.a. shall be an event of default under this Sub-Lease and the Master Relationship Agreement.

b.	Landlord may relocate Tenant to comparable space within the USF Research Park of Tampa Bay at Landlord’s sole discretion, with thirty (30) days written notice. Tenant will have full access to and use of Sub-leased Premises, and the right to use and access all common areas within the Building, including the shared lab located at 3720 Spectrum Blvd. on an “as available” basis, subject to Landlord’s Building Rules and Regulations. Tenant will not have access to any other areas within the Building, including but not limited to the space of other Tenants and Landlord’s offices.

c.	The Landlord reserves the right from time to time to make, modify, and revoke reasonable rules and regulations applicable to the Building in which the Sub-leased Premises are located. The Tenant agrees to abide thereby upon notice thereof from Landlord. Making rules, modifications or revocation of existing or additional rules shall not be deemed an amendment of this Sub-lease; but the same shall be effective upon notice thereof to Tenant by Landlord; and the failure to comply therewith shall be a default under this Sub-lease. The initial Building Rules and Regulations are attached hereto as Exhibit “B.”

d.	In the event Tenant utilizes hazardous materials in the course of its business, Tenant shall use and store those materials in accordance with any Federal, state and local laws, regulations, code and guidelines. Any violation of this covenant shall be an event of default under this Sub-lease.

13.

5.	QUIET ENJOYMENT

The Tenant, upon payment of the rent herein reserved and upon the performance of all the terms of this Sub-lease, shall at all times during the Sub-lease Term and during any extensions peacefully and quietly enjoy the Sub-leased Premises without any disturbances from the Landlord or from any other person claiming through the Landlord, subject, however, to the reservations and conditions of this Sub-lease, any underlying sub-leases, and any mortgage or encumbrances to which this Sub-lease is subordinate. Landlord and its agents will retain a passkey to Sub-Leased Premises and shall have the right to enter Sub-Leased Premises at any and all times to service, tour, and inspect Sub-Leased Premises. During the period beginning sixty (60) days prior to the expiration of the Primary Term or any Renewal Term (unless the parties have already agreed to extend the Term of this Lease), Landlord may enter Sub-Leased Premises to show Sub-Leased Premises to prospective Tenants.

6.	RENT

a.	Rent in the amount of $3,000.00, plus applicable Florida sales tax, is payable in advance and shall be paid to the “University of South Florida Research Foundation, Inc.”, 3802 Spectrum Blvd, Suite 100, Tampa, Florida 33612 on or before the first day of each month, unless Landlord designates otherwise. The rent for the Sub-leased Premises shall be as provided in this section 6 and shall be paid without abatement, deduction or set off for any reason except as specifically provided in this Agreement. If the Commencement Date is a date other than the first day of the month, the installment of rent for the initial month shall be an amount equal to one-thirtieth (1/30th) of the Base Rent multiplied by the number of days in such month after the Commencement Date, and shall be paid on the Commencement Date.

b.	Late Payment. If Tenant fails to pay the Rent by the fifth (5th) day of the month for which such Rent is due, Tenant shall pay a late payment fee of ten percent (10%) of the total amount due.

c.	A security deposit, equal to one month’s rent, of $1,000.00 is already on file. It is understood that this is a security deposit and at no time shall be considered a next payment. This deposit shall be returned within thirty (30) days of compliance with articles 3(e) and 7 of the sub-lease agreement as well as article 4(b) of the master relationship agreement.

7.	OPTION TO RENEW

Prior to the end of the Primary Term stated in Section 3, Tenant shall, upon approval from the Landlord, have the right and option to renew this Sub-lease upon the same conditions as are contained in this Sub-lease, provided, however, that Tenant shall be then current in the payment of rent and any other amounts due hereunder. The Landlord retains the right to review and adjust the rental charges at the beginning of any renewal term in its sole discretion.

8.	ASSIGNMENT

Tenant may not assign this Sub-lease or any interest there under, or sublet the Sub-leased Premises or any part thereof, or permit the use of the Sub-leased Premises by any party other than the Tenant.

9.	ASSISTANCE

The Tenant shall permit the Landlord, or its designee, to erect, use, maintain and repair pipes, cables, conduit, plumbing, vents and wires in, to and through the, Sub-leased Premises, as to the extent the Landlord may now or hereafter deem to be necessary or appropriate for the proper operation or maintenance of the Building or in connection with easements granted by the owner of the property / Premises hereunder. All such work shall be done so far, as is practicable in such manner as to avoid interference with the Tenant’s use of the Sub-leased Premises. Tenant agrees to report immediately to the Landlord any defective condition in or about the Sub-leased Premises.

10.	ALTERATIONS BY TENANT

14. The Tenant shall make no alterations in or additions to the Sub-leased Premises without the prior written consent of the Landlord. Any approved alteration will be made at Tenant’s own expense and must not impair the safety or the appearance of Sub-Leased Premises or the Building and shall be made according to all applicable laws, ordinances, and regulations. If any addition or improvement is made to Sub-Leased Premises during the Term, other than to the Property of Tenant per Section 11, the Tenant will restore the Sub-Leased Premises to its original condition.

11.	PROPERTY OF TENANT

Tenant may, if not in default hereunder, prior to the expiration of this Sub-lease or any extension thereof, remove all fixtures and equipment, which it has placed in the Sub-leased Premises, but Tenant shall repair all damage to the Sub-leased Premises caused by such removal. However, Landlord shall have at all times a valid first lien for all rents or other sums of money to become due hereunder from the Tenant securing the performance of the Tenant of each and all of the covenants, agreements and conditions hereof, upon all the personal property of the Tenant, from time to time, situated in the Sub-leased Premises. If Landlord’s statutory lien for rent is not waived, the express contractual lien herein granted shall be in addition and supplementary thereto. If the Tenant shall fail to remove all of its effects from the Sub-leased Premises upon termination of this Sub-lease for any cause whatsoever, the Landlord may, at its option, remove the same in any manner that the Landlord shall choose, store or dispose of said effects without liability to the Tenant for loss thereof, and the Tenant agrees to pay the Landlord on demand any and all expense incurred in such removal, including court costs, attorney’s fees and storage charges on such effects for any length of time the same shall be in the Landlord’s possession, or the Landlord may, at its option, without notice sell said effects or any part of the same at a private sale and without legal process for such price as the Landlord may obtain, and apply the proceeds of such sale upon the amounts due under this Sub-lease from the Tenant to the Landlord and upon the expense incident to the removal and sale of said effects.

12.	DAMAGE OR THEFT OF PERSONAL PROPERTY

Tenant agrees that all personal property brought into the Sub-leased Premises shall be at the risk of the Tenant only and that the Landlord shall not be liable for theft thereof or any damage thereto occasioned from any act of co-tenants or other occupants of said Building or any other person.

13.	PRESUMPTION OF ABANDONMENT

It shall be conclusively presumed that Tenant has abandoned the Premises if Tenant fails to keep the Premises open for business during regular business hours for 30 consecutive days while in monetary default. Any grace periods set forth in this article shall not apply to the application of this presumption.

14.	HOLDING OVER

In the event of holding over by Tenant subsequent to the expiration or other termination of this Sub-lease and without regard to Landlord’s acquiescence or consent, Tenant shall pay as liquidated damages for such holding over a monthly rent double the monthly rent payable immediately prior to such period. Additionally, during such holding over with Landlord’s acquiescence and without any express agreement of the parties; the Tenant shall be a tenant on a month-to-month basis, which tenancy shall be terminated absolutely and without remedy upon thirty (30) days’ written notice of such intent by either party. There shall be no renewal of this Sub-lease by operation of law.

In the event any such holding over has the effect of continuing a residence in the incubator facility more than 2 calendar years from the date of original occupancy, the liquidated damages specified herein as rent shall be due and payable, but no month-to-month tenancy shall be created; the tenancy shall be terminated absolutely and Tenant is subject to immediate eviction without further notice.

15.	GOVERNMENTAL REQUIREMENTS

Tenant agrees, at its own expense, to promptly comply with all requirements of any legally constituted public authority made necessary by reason of Tenant’s occupancy of said Sub-leased Premises, including, but not limited to, all health, safety and fire codes, sales taxes, and regulations of the State of Florida and the County of Hillsborough and the City of Tampa. Tenant, at its sole expense, shall obtain all required licenses or permits for the conduct of its business within the terms of this Sub-lease, and the Landlord, where necessary, will join with the Tenant in applying for all such licenses or permits. Tenant shall, on Landlord’s request, provide proof that all required licenses and permits have been obtained. Tenant shall be responsible for all applicable sales taxes.

16.	ENVIRONMENTAL LAW COMPLIANCE

Landlord and Tenant acknowledge that there are certain Federal, state and local laws, regulations and guidelines now in effect, and that additional laws, regulations and guidelines may hereafter be enacted, relating to, or affecting the Sub-leased Premises and the larger parcel of land of which the Sub-leased Premises may be a part concerning the impact on the environment of construction, land use, maintenance and operation of the structures, and the conduct of activities.

Tenant will not cause, or permit to be caused, any act or practice, by negligence, omission or otherwise, that would adversely affect the environment or do anything or permit anything to be done that would violate any of said laws, regulations, or guidelines. Tenant shall establish, or cause to be established, such safety and monitoring procedures as are necessary to ensure compliance with all Federal, state and local laws, regulations and guidelines. Landlord reserves the right to inspect the Sub-leased Premises from time to time to insure Tenant’s compliance with this covenant and any violation of this covenant shall be an event of default under this, Sub-lease. Tenant shall have no claim against Landlord by reason of any changes Landlord may make in the premises in which the Sub-leased Premises are located pursuant to said laws, regulations or guidelines.

17.	EMINENT DOMAIN

If the whole of the Sub-leased Premises, or such portion thereof as will make the Sub-leased Premises unusable for the purpose herein sub-leased, be condemned by any legally constituted authority for any public use or purpose, then in either of said events the term hereby granted shall cease from the time when possession thereof is taken by public authorities, and rental shall be accounted for as between Landlord and Tenant as of that date. Any lesser condemnation shall in no way affect the respective rights and obligations of landlord and Tenant hereunder. It is expressly agreed that the Tenant shall not have any right or claims to any award or part of any award made in conjunction with the eminent domain / condemnation proceedings. However, Tenant shall have the right to make independent claim for any damages to which it is entitled by law.

18.	DESTRUCTION OR DAMAGED PREMISES

If the Sub-leased Premises are totally destroyed (or so substantially damaged as to be untenantable) by storm, fire, earthquake or other casualty, this Sub-lease shall terminate as of the date of such destruction or damage, and rental shall be accounted for between Landlord and Tenant as of that date. If the Sub-leased Premises are damaged but not rendered wholly untenantable by any such casualty or casualties, rental shall abate in such proportion as the use of the Sub-leased Premises has been destroyed until the Sub-leased Premises have been restored to substantially the same condition as before damage, whereupon full rental shall commence. Nothing contained herein shall require such restoration; however, Landlord shall communicate any intended restoration of said sub-leased premises to Tenant in writing, within ninety (90) days of such occurrence. If no such communication is provided to Tenant, Tenant may, at its option, cancel this Sub-lease.

19.	RENOVATION BY LANDLORD

If Landlord shall deem it necessary to effect renovations or redecorations of the Building in which the Sub-leased Premises are located, or of the improvements of which the Building is a part, such action shall be made at Landlord’s expense under this Sub-lease. Renovation and redecoration shall be done as far as practicable in such a manner as to avoid substantial and material interference with Tenant’s use of the Sub-leased Premises.

20.	EASEMENTS

Tenant recognizes that the owner of the property / Premises has the right to grant easements in areas of the Sub-leased Premises for the installation of utilities and cable television provided the use of such easement areas for such purposes does not interfere substantially with the operation of the Tenant’s business. The Tenant shall not be entitled to any compensation or abatement of rent for the use of such easement areas.

21.	TERMINATION

a.	Remedies of Landlord for Noncompliance. In the event that (i) the rent specified herein is not paid in full at the time and place when and where due, (ii) the Sub-leased Premises shall be abandoned or vacated, (iii) the Tenant shall fail to comply with any term, provision, condition or covenant of this Sub-lease, other than the payment of rent, or any of the rules and regulations now or hereafter established for the governance of this Building, (iv) any petition is Filed by or against Tenant under any section or chapter of the United States Bankruptcy Code as amended, (v) Tenant shall become insolvent or make a transfer in fraud of creditors, (vi) Tenant shall make an assignment for the benefit of creditors, (vii) a receiver is appointed for a substantial part of the assets of Tenant, and Tenant shall not cure such defaults within ten (10) calendar days after notice in the case of monetary default or thirty (30) days after notice in the case of non-monetary default, and upon the occurrence of any one or more of the foregoing, Landlord shall have the option to proceed according to one or more of the following courses of action in addition to any other remedies of law:

i.	Terminate this Sub-lease, in which event Tenant shall immediately surrender the Sub-leased Premises to Landlord, but if Tenant shall fail to do so, Landlord may, without further notice and prejudice to any other remedy have for possession or arrearages in rent, enter upon the Sub-leased Premises and expel or remove Tenant and its effects, by force, if necessary, without being liable to prosecution or any claim for damages therefor, and Tenant agrees to indemnify Landlord for all loss and damages which Landlord may suffer by reason of such termination, whether through inability to relet the Sub-leased Premises, or through decrease in rent, or otherwise; and/or

ii.	Declare the entire amount of the rent which would become due and payable during the remainder of the term of this Sub-lease to be due and payable immediately, in which event, Tenant agrees to pay the same at once, together with all rents due, at Landlord’s address as provided herein; provided, however, that such payment shall not constitute a penalty or forfeiture or liquidated damages, but shall merely constitute payment in advance of the rent of the remainder of the said term. The acceptance of such payment by Landlord shall not constitute a waiver of any failure of Tenant thereafter occurring to comply with any term, provision, condition or covenant of this Sub-lease; and/or

iii.	Enter the Sub-leased Premises as the agent of the Tenant, by force if necessary, without being liable to prosecution or any claim for damages therefor, and relet the Sub-leased Premises as the agent of the Tenant, and receive the rent therefor, and the Tenant shall pay the Landlord any deficiency that may arise by reason of such reletting on demand at the office of the Landlord; and/or as agent of the Tenant, do whatever the Tenant is obligated to do by the provisions of this Sub-lease and may enter the Sub-leased Premises, by force if necessary, without being liable to prosecution or any claim for damages therefore, in order to accomplish this purpose. The Tenant agrees to reimburse the Landlord immediately upon demand for any expense which the Landlord may incur in thus effecting compliance with this Sub-lease on behalf of the Tenant, and the Tenant further agrees that the Landlord shall not be liable for any damages resulting to the Tenant from such action, whether caused by the negligence of the Landlord or otherwise.

Pursuit by Landlord of any of the foregoing remedies shall not preclude the pursuit of any of the other remedies herein provided or any other remedies provided by law.

No act or thing done by the Landlord or its agents during the term hereby granted shall be deemed an acceptance or surrender of said Sub-leased Premises, and no agreement to accept a surrender of said Sub-leased Premises shall be valid unless the same be made in writing and subscribed by the Landlord. Neither the mention in this Sub-lease or any particular remedy the Landlord might have, either in law or in equity, nor the waiver of or redress for any violation of any covenant or condition in this Sub-lease contained, or any of the rules and regulations set forth herein, or hereafter adopted by the Landlord, shall prevent a subsequent act, which would have originally constituted a violation, from having all the force and effect of an original violation. In case it should be necessary or proper for Landlord to bring any action under this Sub-lease, or to consult or place said Sub-lease, or any amount payable by Tenant thereunder, with an attorney concerning or for the enforcement of any of Landlord’s rights hereunder, then Tenant agrees in each and any such case to pay to Landlord a reasonable attorney’s fee. The receipt by the Landlord of rent with knowledge of the breach of any covenant in this Sub-lease contained shall not be deemed a waiver of such breach.

b.	Effect of Termination of Sub-lease. No termination of this Sub-lease prior to the normal ending thereof, by lapse of time or otherwise, shall affect Landlord’s right to collect rent for the period prior to the termination thereof.

c.	Service of Notice. Any notice required or permitted to be given herein shall be given in accordance with the provisions of paragraphs 3(d) and 23(i).

d.	Master Relationship Agreement. This Sub-lease shall terminate immediately upon termination of the Master Relationship Agreement between Landlord and Tenant.

e.	Mutual Agreement. This Sub-lease may be terminated at any time by the mutual written agreement of the parties to this Sub-lease.

f.	Termination without Cause. Landlord may terminate this Sub-lease upon thirty (30) days prior written notice to Tenant. After the Primary Term, either party may terminate this Sub-Lease upon thirty (30) days prior written notice to the other party.

g.	Termination for Cause. Either party may terminate this Sub-lease at any time for “cause.” Termination for cause by Landlord shall include termination resulting from any act or omission of Tenant that constitutes a material breach by Tenant of its obligations under this Sub-lease, and Tenant fails to cure such breach within five (5) calendar days after Landlord gives Tenant written notice of such breach, other than any breach of Tenant’s obligation to pay money to Landlord, for which there shall be no cure period. Termination for cause by Tenant means termination resulting from any act or omission of Landlord that constitutes a material breach of this Sub-lease, and Landlord fails to cure such breach within five (5) calendar days after Tenant gives it written notice of such breach. Upon providing a termination notification under this Section 13, Landlord or Tenant, as the case may be, may cease to perform under this Sub-lease. If Landlord terminates for cause under this provision, Tenant shall pay the Base Rent and Additional Rent for the balance of the Term or for one thirty (30) day period, whichever is longer.

h.	Destruction. This Lease may be terminated pursuant to Section 18 of this Lease

Notices. All notices that are required or may be given pursuant to the terms of this Sub-lease shall be in writing and shall be sufficient in all respects if given in writing and personally delivered, e-mailed, or mailed by registered or certified mail (postage prepaid) as follows:

If to Landlord:

Tampa Bay Technology Incubator

Attn: Director, Business Incubation & Economic Development

3802 Spectrum Blvd, Suite 100

Tampa, FL 33612

If to Tenant:

Thar Pharmaceuticals, Inc.

Attn: Raymond Houck

3802 Spectrum Blvd., Suite 120

Tampa, FL 33612

or to such other address as either party to this Sub-lease shall have designated by notice in writing to the other.

22.	MAINTENANCE

Tenant agrees to maintain the Sub-leased Premises as well as all of Tenant’s fixtures and the Tenant improvements in good condition and repair during the term of this Sub-lease to the reasonable satisfaction of Landlord. In the event, that Tenant fails to perform such maintenance, Landlord shall have the right to enter into the Sub-leased Premises and perform such maintenance and Tenant shall reimburse Landlord for the cost thereof immediately upon demand.

Landlord is responsible for keeping and maintaining the exterior and structural floors, existing plumbing, and electrical systems in Sub-Leased Premises and the foundation, roof, gutters, and other exterior appurtenances to the Building in good and serviceable condition; provided, however, that if such repair or maintenance is required due to the negligence or willful misconduct of Tenant or Tenant’s agent, employee, licensee, or invitee, or by Tenant’s default under this Sub-lease, then Tenant shall be solely responsible for all cost and expense associated therewith.

23.	MISCELLANEOUS PROVISIONS

a.	Severability. If any clause or provision of this Sub-lease contract is illegal, invalid or unenforceable under present or future laws effective during the term of this Sub-lease, then and in that event, it is the intention of the parties hereto that the remainder of this Sub-lease shall not be affected thereby, and it is also the intention of the parties to this Sub-lease contract that in lieu of each clause or provision of this Sub-lease contract that is illegal, invalid or unenforceable, there be added as a part of this Sub-lease contract a clause or provision as similar in terms to such illegal, invalid or unenforceable clause or provision as may be possible and be legal, valid and enforceable. If such invalidity is, in the sole determination of Landlord, essential to the rights of both parties, Landlord has the right to terminate this Sub-lease on written notice to Tenant.

b.	Cumulative Rights. All rights, powers, and privileges conferred hereunder upon the parties hereto shall be cumulative but not restricted to these given by law.

c.	Entire Agreement. This Sub-lease contains the entire agreement of the parties and no representations, inducements, promises, or agreements, oral or otherwise, between the parties not embodied herein shall be of any force or effect. No failure of the Landlord to exercise any power given the Landlord hereunder, or to insist upon strict compliance by the Tenant of any obligation hereunder, and no custom or practice of the parties at variance with the terms hereof shall constitute a waiver of the Landlord’s right to demand exact compliance with the terms hereof.

d.	Time of Essence. Time is of the essence of this Agreement.

e.	Parties. “Landlord,” “Tenant”, and “agent” Include male and female, singular and plural, corporation, partnership or individual, as may fit the parties.

f.	No Partnership. Landlord does not, in any way or for any purpose, become a partner of Tenant in the conduct of its business, or otherwise or joint adventurer’s or a member of a joint enterprise with Tenant.

g.	Captions. The captions of each paragraph and heading hereof are added as a matter of convenience only and shall be considered to be of no effect in the construction of any provision or provisions of this Sub-lease.

h.	Special Stipulations. Insofar as special stipulations (if any) attached as an exhibit hereto conflict with any of the foregoing provisions, the special stipulations shall control.

i.	Notice. Whenever it is provided herein that notice, demand, request, or other communication shall or may be given to any of the parties by any other party, such notice, demand, request or other communication shall be provided in writing, or by electronic means.

j.	Binding Effect. This Agreement shall be binding upon the successors and assigns of the Landlord, Tenant, and agent.

k.	Estoppel Letters. Tenant shall, from time to time, upon not less than ten (10) days written request from the Landlord, or its designee, provide a written statement that this Sub-lease is unmodified and in full force and effect (or, if modified, that the same is in full force and effect as modified, Listing the modifications), the dates to which the rent and additional rent is paid, and whether or not to the best of Tenant’s knowledge Landlord is in default thereunder (specifying the default, if any), it being intended that any such statement delivered pursuant to this Article may be relied upon by prospective purchasers, Mortgagees of the property / Premises’ owner’s interest or assigns of such Mortgagees or others.

l.	This Agreement shall be governed by the laws of the State of Florida. Venue for any action hereunder shall be in Hillsborough County, Florida.

24.	INTEREST

Any sum other than rent due to Landlord from Tenant under the terms of this Sub-lease which is not paid in full when due shall bear interest at the rate of eighteen percent (18%) per annum from the date due until paid in full, which interest shall be immediately due and payable in full upon demand.

25.	RADON GAS

Radon is a naturally occurring radioactive gas that, when it has accumulated in a Building in sufficient quantities may present health risks to persons who are exposed to it over time. Levels of radon that exceed federal and state guidelines have been found in buildings in Florida. Additional information regarding radon and radon testing may be obtained from your county public health unit.

26.	PARKING

Each office is entitled to five parking permit(s). Each laboratory suite is entitled to ten parking permit(s).

27.	CONSENT TO PUBLICITY AND RELEASE

Tenant shall provide and consents to allow the University of South Florida and the University of South Florida Research Foundation, Inc. use of its name; general description of its business; likeness of the company logo and name or likeness of its employee’s and officers for publicity and advertising purposes without further consideration, unless prohibited by law.

General Business Description:

Thar Pharmaceuticals is focused on the development of novel small molecule drugs in the cardiovascular, cancer and central nervous system areas.

The company takes drugs that have clinical limitations like high toxicity and apply our technologies to the drug to eliminate or reduce the clinical limitation, resulting in a differentiated drug product with enhanced clinical performance.

28.	LABORATORY EQUIPMENT

Tenant shall have access to laboratory equipment designated by the Tampa Bay Technology Incubator as shared, whereby usage of laboratory equipment is on a first come-first serve basis. Use of the shared laboratory equipment is for use by Tenant and its employees and may not be used by outside parties. Equipment may include but is not limited to: 400 MHz NMR, DSC, HPLC, FTIR spectrophotometer, UV-Vis spectrometer, freeze dryer, di/ro water system, Co2 incubator, isotemp freezer, -80 freezer, ice machine, table autoclave, centrifuge, vortex mixer, pcr thermocycler, biological safety cabinet, laboratory hoods, stereo zoom microscope, incubator shaker, lab rotator, pH meter, ultrasonic cleaner, digital scale, 4-digit analytical balance, and 5-digit analytical balance. Landlord is under no affirmative obligation to replace or repair damaged equipment.

Tenant is granted a limited no-cost license to utilize certain other core facilities under terms and conditions set by each facility. This license currently includes a 600 and 800 MHz NMR located at 3720 Spectrum. Tenant is permitted 1% of available operational time for each unit.

Refer to the Client Handbook, Exhibit D, for specific guidance regarding the shared labs and laboratory equipment. It is the Tenant’s responsibility to consult the most up to date Client Handbook which is located in Suite 100. An updated copy of the Handbook is also available electronically from TBTI staff.

29.	LIABILITY AND INDEMNIFICATION

Landlord is not liable to Tenant or any other person or entity for any damage or loss to any person or property sustained by reason of the condition of Sub-Leased Premises or the Building, or arising from any burst, stopped, and/or leaking water, gas, sewer, or steam pipes, or for any damage, or from any cause whatsoever.

Tenant assumes all risks and responsibilities for accidents, injuries, or damages to person or property and agrees to indemnify and hold Landlord harmless from any and all claims, liabilities, losses, costs, and expenses (including attorneys’ fees) arising from or in connection with the condition, use, or control of Tenant Space and any improvements to the Tenant Space during the Term. Tenant shall be liable to Landlord for any damages to Tenant Space and for any act done by Tenant or any person coming on Tenant Space by the license or invitation of Tenant, express or implied.

Tenant shall indemnify Landlord and hold it harmless from any and all liability for any loss of or damage or injury to any person (including death resulting therefrom) or property (i) occurring in, on, or about the Tenant Space, regardless of cause, except to the extent caused by the sole negligence or willful misconduct of Landlord or its employees, agents, or contractors and (ii) occurring in, on, or about the Facility to the extent caused by (a) the sole negligence or willful misconduct of Tenant or its employees, agents, or contractors; or (b) any breach of this Lease by Tenant.

Tenant represents and warrants to Landlord that, except in the ordinary course of Tenant’s business and then only if in compliance with all Environmental Laws (as defined below), during the Term and to the best of its knowledge, no Hazardous Material (as defined below) will be concealed within, buried beneath, released on, onto, or from, or removed from and stored off-site of the Facility or Tenant Space by Tenant or any other individual or entity acting on Tenant’s behalf (collectively, “Environmental Activities”). Tenant will indemnify and hold harmless Landlord from any and all claims, demands, liabilities, losses, penalties, fines, judgments, costs of complying with injunctive relief, or administrative orders, compromises and settlements, damages, and expenses arising out of any such Environmental Activities. The term “Hazardous Materials” is defined in this Lease to include any toxic substances (as defined by the Toxic Substances Control Act, 15 U.S.C. Section 2601, et, seq., as amended from time to time, and regulations promulgated thereunder); hazardous wastes (as defined by the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et. seq., as amended from time to time, and regulations promulgated thereunder); hazardous substances (as defined by the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601, et. seq., as amended from time to time, and regulations promulgated thereunder); or any other pollutants, contaminants, irritants, or dangerous substances regulated pursuant to any applicable laws, regulations, ordinances, orders, or judgments (collectively, “Environmental Laws”) including, without limitation, asbestos, urea formaldehyde, polychlorinated biphenyl (PCBs), oil, petroleum products and fractions, and underground storage tanks, whether empty, filled, or partially filled with any substance (regulated or otherwise), any substance or material the presence of which on the Facility is prohibited by any Environmental Law, and any other substance or material that requires special handling or notification to any federal, state, or local governmental entity in connection with its collection, storage, treatment, or disposal.

Any obligation to indemnify another party under this Lease shall include the duty to defend against any claims asserted by reason of such loss, damage, or injury with counsel reasonably acceptable to the indemnified party and to pay any judgments, settlements, costs, fees, and expenses, including reasonable attorneys’ fees, incurred in connection therewith, provided that prompt notice of such claim is given to the indemnifying party.

30.	INSURANCE

a.	Tenant’s Insurance. Tenant shall obtain and keep in full force and effect following insurance coverage:

i.	Commercial General Liability. Commercial general liability insurance, including contractual liability, on an occurrence basis, on the then most current Insurance Services Office (ISO) form, with combined single limits of $1 million per occurrence for death, bodily injury, and property damage, which coverage limits may be effected with umbrella coverage.

ii.	Property. Property insurance on the ISO causes of loss–special form, in an amount adequate to cover 100% of the replacement costs, without co-insurance, of all of Tenant’s property at the Premises.

iii.	Workers’ Compensation. Workers’ compensation insurance covering Tenant and its employees for all costs, statutory benefits, and liabilities under state workers’ compensation, disability, and similar laws.

iv.	Other Insurance. Such other insurance as may be reasonably required by Landlord.

b.

Insurance Requirements. All insurance policies shall be written with insurance companies having a policyholder rating of at least “A-” and a financial size category of at least “Class VII” as rated in the most recent edition of “Best’s Key Rating Guide” for insurance companies. The commercial general liability insurance policy shall name Landlord and Landlord’s directors, officers, partners, agents, employees, and managing agent as additional insureds and shall provide that they may not be terminated or modified in any way that would materially decrease the protection afforded Landlord under this Lease without 30 days’ advance notice to Landlord. Tenant shall furnish evidence of insurance (on

ACORD 27 or other form acceptable to Landlord). Coverage amounts for the commercial general liability insurance may be increased after commencement of the third full year of the Lease Term, if Landlord shall reasonably determine that an increase is necessary for adequate protection and such increase is consistent with the insurance maintained by similarly situated landlords of comparable buildings of similar quality in the Northeast Tampa market area.

c.	Waiver of Subrogation. Landlord and Tenant each expressly, knowingly, and voluntarily waive and release any claims that they may have against the other or the other’s employees, agents, or contractors for damage to its properties and loss of business (specifically including loss of Rent by Landlord and business interruption by Tenant) as a result of the acts or omissions of the other party or the other party’s employees, agents, or contractors (specifically including the negligence of either party or its employees, agents, or contractors and the intentional misconduct of the employees, agents, or contractors of either party), to the extent any such claims are covered (without regard to losses not compensated as a result of such things as coinsurance adjustments or deductibles) by the workers’ compensation and property insurance described in this Lease, the ISO forms of business income and extra expense insurance policies, even if not maintained by Tenant, or other property insurance that either party may carry at the time of an occurrence. Landlord and Tenant shall each, on or before the earlier of the Commencement Date or the date on which Tenant first enters the Premises for any purpose, obtain and keep in full force and effect at all times thereafter a waiver of subrogation from its insurer concerning the workers’ compensation and all forms of property insurance maintained by it for the Building.

d.	Landlord’s Insurance. Landlord shall maintain fire and extended coverage insurance on the Building Project in an amount not less than 80% of the replacement cost of the Building Project and commercial general liability insurance relating to the Building Project and its appurtenances in an amount not less than $3 million per occurrence. In addition, Landlord may, at its option, maintain coverages in excess of the minimum limits set forth in this section and additional coverages as specified in the definition of Operating Costs. The total cost of all insurance maintained by Landlord under this section shall be included in Operating Costs.

IN WITNESS WHEREOF, the parties hereto have signed and sealed this Sub-lease Agreement as of the day and year first above written,

Thar Pharmaceuticals, Inc.

/s/ [illegible]
Witness	By:	/s/ Brian Moyer
	Printed:	Brian Moyer
	Title:	VP, Corp. Dev.
	Date:	11/30/2015

University of South Florida Board of Trustees, a public body corporate

/s/ Amy Lyons	By:	/s/ Allison Madden
Witness	Printed:	Allison Madden
	Title:	Director of Research Foundation Operations
	Date:	12/2/2015

EXHIBIT “B”

Building Rules and Regulations

1.	Tenant shall not install any awnings or structure of any kind whatsoever on the exterior of the Building without the Landlord’s written consent.

2.	Tenant shall not connect any apparatus equipment or device to the water lines in the Building without first obtaining the written consent of the Landlord.

3.	No electric powered machines or equipment shall be used by Tenant in the demised premises except typewriters, adding machines, personal computers, dictating equipment and similar small office or laboratory machines without the written consent of the landlord.

4.	Tenant shall not operate or permit to be operated any musical or sound producing instrument or device in the demised premises, which may be heard outside the demised premises.

5.	Tenant shall not bring or permit to be brought into the Building any animals

6.	Tenant will refer to Landlord all contractors or installation technicians rendering any services, including, but not limited to, installation of telephones, telegraph equipment, electrical devices and attachments, and installations of any and every nature affecting floors, walls, woodwork, trim, windows, ceilings, equipment or other physical portions or services of the Building;

7.	Tenant assumes all risk of damage to any and all articles so moved as well as injury to any person or property in such movement, and hereby agrees to indemnify Landlord against any loss resulting therefrom.

8.	Landlord shall not be responsible for any lost or stolen property, equipment, money, or jewelry from the Sub-leased Premises or the public areas of the Building or grounds.

9.	Landlord shall have the right to determine and prescribe the maximum weight and proper position of any heavy equipment, including safes, large files, etc., that are to be placed in the Building, and only those which, in the reasonable opinion of Landlord, will not do damage to the floors, structures or elevators may be moved into the Building.

10.	Any damage occasioned in connection with the moving or installing, of furniture, equipment, appliances or other articles In the Building, or the existence of same in the Building, shall be paid for by the Tenant.

11.	Tenant shall not place on or about the Building or doors any sign or mark of any kind other than that approved by Landlord.

12.	Landlord may permit entrance to Tenant’s premises by use of passkeys controlled by Landlord or its employees, contracting, or service personnel for the purpose of performing Landlord’s maintenance and janitorial services.

13.	Neither Tenant nor any of its employees will leave any exterior door unlocked after business hours.

EXHIBIT “C”

Tampa Bay Technology Incubator (TBTI)

at the

University of South Florida

MEMORANDUM OF UNDERSTANDING

THIS MEMORANDUM OF UNDERSTANDING (“MOU”) entered into this 11/3015, by and between the University of South Florida Board of Trustees, a public body corporate, on behalf of its Tampa Bay Technology Incubator (“University”), whose address is 3802 Spectrum Blvd., Suite 100, Tampa, Florida 33612 (“TBTI”) and Thar Pharmaceuticals, Inc. a Pennsylvania for profit corporation authorized to do business in the State of Florida, whose address is 3802 Spectrum Blvd., Suite 120, Tampa, FL 33612 (“Company”).

This MOU is entered into for the conduct of an internship with a student of the University of South Florida. Internships are experiences which provide students the opportunity to gain career-related skills in a real-world work setting, and provide employers an opportunity to observe the intern’s performance, with the possibility of future employment. Internships can be paid or unpaid and may be considered for academic credit.

Paid vs Unpaid/For-Credit

Employers who are seeking students to fill unpaid internships and are expecting students to receive academic credit should consider the following:

•	Internships for credit must be coordinated through an academic department, supervised by a faculty member, and the student must be enrolled in a formal internship course. There are only a few academic departments on campus that have formal internship courses. TBTI does not administer formal internship programs nor does TBTI offer academic credit for internships.

•	Due to new legislation, many students are not able to receive credit/and or may incur financial penalties for taking credit-bearing internship classes that increase their accumulated credit hours.

•	In order for an unpaid internship to be legal, you must meet the Dept. of Labor standards set for unpaid internships.

COMPANY agrees to the following:

1.	To enter into an “Individual Internship Agreement” (See Client Handbook) with each student selected for an internship.

2.	To abide by the US Dept. of Labor standards set for unpaid/paid internships.

3.	During the internship period, to employ each intern for a minimum number of hours, as required by the curriculum, if applicable.

4.	To provide quality supervision of the intern during the internship program.

5.	INTERNSHIP COMPLETION LETTER. If the intern is required to write an Internship Completion Letter or Report upon completion of the internship experience. A COMPANY representative will sign the Internship Completion Letter, acknowledging the intern’s successful completion of the internship requirements. The COMPANY may add comments as desired concerning the intern’s performance.

6.	To hold TBTI harmless for any actions taken by the student during his/her participation in the internship program.

7.	To provide the student, while employed as an intern, with accident/injury insurance coverage under Workers’ Compensation and the COMPANY’S general liability policy as it would any new employee.

8.	Inform TBTI of students’ work location and any changes that may occur during their internship.

TBTI agrees to the following:

1.	To have a representative of TBTI available to the COMPANY for assistance and consultation in administering the internship program.

2.	To advise students of their responsibilities regarding participation in the internship program, including expected professional conduct and the requirement to follow rules and standards set by the COMPANY and TBTI.

TBTI and the COMPANY jointly agree to the following:

1.	In compliance with federal law, including the provisions of Title IX of the Education Amendment of 1972, Sections 503 and 504 of the Rehabilitation Act of 1973, and the Americans with Disabilities Act of 1990, the parties hereto will not discriminate on the basis of race, sex, religion, color, national or ethnic origin, age, disability, or military service in its administration of its policies, programs, or activities; its admissions policies; other programs; or employment.

2.	That this MOU must be completed and approved BEFORE any student begins his/her internship.

3.	That the determination of the number of students to be employed by the COMPANY shall be a joint decision between COMPANY and TBTI based on staff and space available at the COMPANY and eligible students enrolled in the curriculum who desire to intern with the COMPANY.

4.	That there will be ongoing, open communication between TBTI, the University, and the COMPANY to ensure understanding of the expectations and roles of all parties in providing the internship experience for students.

5.	That either TBTI or the COMPANY may dismiss a student during the internship period, if, in the opinion of either party, the student is not making satisfactory progress or is not meeting the expectations set forth by either party. Any student who does not satisfactorily complete the internship or any portion thereof may repeat the internship at the same COMPANY only with the written approval of both the COMPANY and TBTI.

6.	Either party may terminate the agreement at any time on thirty (30) days written notice to the other party; any internship in progress at the time of the written notice will be completed under the terms and conditions of this agreement.

IN WITNESS WHEREOF, the parties hereto have signed and sealed this MOU as of the day and year first above written,

Thar Pharmaceuticals, Inc.

/s/ [illegible]
Witness	By:	/s/ Brian Moyer
	Printed:	Brian Moyer
	Title:	VP, Corp. Dev.
	Date:	11/30/2015

University of South Florida Board of Trustees, a public body corporate

/s/ Amy Lyons	By:	/s/ Allison Madden
Witness	Printed:	Allison Madden
	Title:	Director of Research Foundation Operations
	Date:	12/2/2015

Exhibit D

Client Handbook

EMERGENCY INFORMATION

Emergency Call Procedures
Police, Fire, Emergency Medical Assistance	911

24-Hour Emergency Hotline	800.723.3230
USF Research Park

In an emergency, call 911 from any landline phone nearby. This will help the operator pinpoint your location automatically. Your mobile phone can be used as a second option to call 911 if needed.

If using mobile phone, be sure to state: “This is a USF emergency”.

As soon as practical, you should also call the 24-Hour Emergency Hotline for the USF Research Park to report the incident.

Fire and Emergency Evacuation Procedures

•	Immediately evacuate the building via the nearest exit when the fire alarm is activated

•	If unable to evacuate due to a disability, seek shelter in an area of rescue/refuge, typically a stairwell landing, and wait for assistance from drill volunteers or emergency responders

•	Instruct visitors and students to evacuate and assist them in locating the nearest exit

•	Do not use elevators to exit the building during an evacuation as they may become inoperable

•	Carry only those personal belongings that are within the immediate vicinity and easily moved

•	Close doors to limit the potential spread of smoke and fire

•	Terminate all hazardous operations and power off equipment

•	Close all hazardous materials containers

•	Remain outside of the building until the building is released for reentry

•	Do not restrict or impede the evacuation

•	Convene in the designated grassy gathering area and await instruction from emergency responders or drill volunteers. Avoid parking lots

•	Notify evacuation drill volunteers or emergency responders of persons sheltering in the areas of rescue/ refuge

•	Report fire alarm deficiencies, (e.g., trouble hearing the alarm) to facilities personnel for repair

•	Never assume that an alarm is a “false alarm”

Treat All Fire Alarm Activations as Emergencies. Get Out of the Building!

TABLE OF CONTENTS

Emergency information	2

Emergency Call Procedures
Fire and Emergency Evacuation Procedures
PROGRAM INTRODUCTION	4
Welcome!
Mission
Program Goals
Overview
Website
LinkedIn
Facebook
TBTI CONTACTS	5
CLIENT SERVICES	6
Technical Assistance
CLIENT REQUIREMENTS	7
Performance	8
Graduation Policy
Exit Procedures and Guidelines
CLIENT INFORMATION	9
New Clients
Insurance Requirements
Business Licenses
Professional Service Providers
Student Internships
Client/TBTI Affiliation
ANGUS Client Request System
Office Space
Office Furnishings
Telephone and Internet Service	10
Wireless Networks	11
Computing Equipment
Acceptable Use Policies
Conference and Mentoring Rooms	11
Client Parking	12
Visitor Parking
Disabled Parking
Holidays
Copier	13
Mail and Overnight Letters
Janitorial Services	14
Payments
Campus Recreation Center/Library Access
FACILITY INFORMATION AND SERVICES	15
Tampa Bay Technology Incubator

Visitors
Event/Meeting Participants
Client Employees and Visitors
Children	16
Pets
Smoking
Facilities Issues
Keys and Access Cards
Security	17
Weekend Hours
False Alarms
Group Events at TBTI
Event Cleanup and Reorganization
TBTI HOUSE RULES AND POLICIES	18
TBTI EMERGENCY PROCEDURES	19
AND PREPAREDNESS
MoBull Emergency Notification System
Medical and Other Emergencies
Behavioral Distress and Emergencies
Tornado Warnings	20
Bomb Threats
Suspicious Mail and Packages	21
Identifying Suspicious Packages	22
Heightened Security Measures for Mail	23
Evacuation Procedures
Shelter in Place Procedures	24
Hurricane Preparedness for Laboratories
TBTI SHARED LAB EQUIPMENT	25
TBTI LABORATORY AND SAFETY PROCEDURES	26
Shared Labs and Equipment
Safety
Log Books
Centrifuges/Rotators/Shakers
Autoclaves
Fume Hoods	27
Consumables and Glassware
Shared Material Storage
MSDS Documentation
Equipment Repairs/Out of Order Procedures
Power Outages
Lab Apparel and Protection Equipment	28
Regulatory Compliance
Chemical, Biological, or Radiation Spills
APPENDIX A Student Internship Contract	29

PROGRAM INTRODUCTION

Welcome!

On behalf of USF CONNECT, welcome to the Tampa Bay Technology Incubator (TBTI). We are part of highly collaborative ecosystem of entrepreneurs, mentors, service providers, faculty, students, and other resources focused on helping your company grow. Key to making that happen is your full commitment to your venture, your engagement with the programs and opportunities available through TBTI, and your participation in helping to grow that ecosystem to the benefit of all.

The ongoing relationship with the members of the TBTI team is most important. Everything we do is based on our knowledge of your needs, and we welcome your comments and your ideas on how we can better assist you. On behalf of the TBTI team, we are excited to have your company as a client of our program!

Mission

TBTI is a University-driven community partnership providing early stage technology companies with access to business services, faculty and student researchers, critical research equipment, and a collaborative research environment in which they can incubate their technology from an idea to commercialization in an effort to create financially stable, high impact enterprises.

Program Goals

•	To promote and accelerate university and industry technology transfer and commercialization

•	To increase the number of successful technology-based companies originating in or relocating to Florida

•	To develop a continuous flow of graduating clients that remain in the region over the long term, growing in economic impact and numbers of jobs created

Overview

TBTI is sponsored and managed through a joint partnership between the University of South Florida Research Foundation, Hillsborough County and the Florida High Tech Corridor Council. TBTI offers select early-stage businesses a range of services including office and laboratory space, business consultation and mentoring, shared equipment, educational workshops, networking opportunities, and access to the resources in our network.

TBTI’s media outlets are resources to discover the latest program news, events schedule, entrepreneurship information, as well as news from our partner organizations. Connect with us virtually at:

Website: goo.gl/IR8n4 | LinkedIn: USF CONNECT group - goo.gl/tpbWp

Facebook: USF CONNECT - http://goo.gl/hkB7g

TBTI CONTACTS

Add Stephanie Ashley

Wendy Plant

Program Manager

wplant@usf.edu

813.974.7245

Chris Prinzel

USF CONNECT Specialist

cprinzel@usf.edu

813.974.3291

Jamila Cowans

Executive Administrative Specialist

jamila2@usf.edu

813.974.9362

Courtney Riordan

Receptionist

criordan@usf.edu

813.974.1082

For Building Related Matters:

Allison Madden

USF Research Foundation Director of Operations

amadden@usf.edu

813.974.5095

John Kersh

Manager, Research Park Operations

jkersh@usf.edu

813.974.1082

CLIENT SERVICES

Listed below are examples of the services that we may provide to our clients.

•	Advisory/mentoring relationship with TBTI management, experienced community entrepreneurs, and subject matter experts

•	Opportunity to accelerate business development in a supportive, collaborative environment

•	Access to student interns, USF CONNECT interns, and expertise from USF system faculty (as available and when appropriate)

•	Connections to expertise from the regional business community

•	Assistance with business plan development

•	Use of conference rooms (subject to availability)

•	Usf of videoconferencing capacity subject to availability

•	Access to USF CONNECT hosted seminars, workshops, and other educational opportunities originating at TBTI and with partner organizations

•	Invitation to in-house functions at USF and TBTI facilities where appropriate

•	Networking Opportunities – internally with other clients, externally with entrepreneurs, industry and economic development groups, and USF resources

•	Access to a network of service providers

•	Inclusion in USF CONNECT press releases, newsletters, and social media releases when appropriate

•	Marketing Assistance – guidance on media contacts, development of targeted articles, website design, utilizing social media venues, product marketing, and press releases

•	Linkage to TBTI web page and display on logo wall at entrance to USF CONNECT

•	High-capacity, wireless network

•	Other services as requested and feasible to provide

Technical Assistance

TBTI may also assist with providing connections at USF for:

•	Research and Development

•	Clinical Research Organizations/Testing

•	Use of Specialized Equipment and Facilities

•	Use of Animal Facilities/Testing

•	Intellectual Property Management, where applicable

•	Trademark and Copyright Assistance, where applicable

CLIENT REQUIREMENTS

In return for the services offered and to ensure that your company has every opportunity for success, we require the following from our clients:

•	Remain in full compliance with all aspects of the TBTI Master Relationship Agreement and Sublease Agreements (as applicable), the TBTI Client Handbook, the Memorandum of Understanding for Internships and other agreements as may be specified

•	Conduct only lawful business activities according to local and federal laws, as well as the laws of every state where your firm does business

•	Fully disclose any changes in corporate ownership, executive team personnel, relationships with USF system entities, market focus and any other issues relating to the company and its business that differ in material respects from the conditions existing at the time the company was accepted into the TBTI program

•	When utilizing student interns and project teams from USF, provide performance, progress and other reporting as may be required to allow such students to receive credit for their work where appropriate

•	Provide full financial and economic reporting semi-annually and periodically as requested during the term of the Master Relationship Agreement and after graduation from TBTI for a period of five years. These may include details of employees hired, investment funding received, sales revenues, jobs created, tax dollars generated and other metrics as may be requested by TBTI management

•	Participate in periodic progress and milestone meetings; at least quarterly for Resident and Affiliate

•	Develop a business plan including full pro-forma financial statements (3-5 years) within four months of acceptance of the Master Relationship Agreement

•	Client’s President or designated member of executive team will attend no less than four (4) additional educational seminars, programs or events that are offered or recommended by TBTI management within each twelve-month period.

•	Client should form an advisory committee comprised of two to four members of the regional business community, educational faculty, and others who have relevant industry expertise and are willing to share that expertise to assist your business. Your advisors cannot be investors in the company, nor advisors to other TBTI clients who may be considered competitors. We may be able to help you find advisors, if requested; no guarantee of success. Performance push this over to the margin

The goal of TBTI is to help technology-based businesses grow and succeed. For this reason, clients are required to participate in formal and informal performance reviews with senior TBTI team members and/or external advisors affiliated with TBTI. Assistance in various business development areas will be provided by TBTI to clients when appropriate. See Client Services section above.

Graduation Policy

The following criteria will be used in determining when a TBTI client is ready to graduate from TBTI. No single criterion is used to make the decision; rather, these measures are used as guidelines to evaluate the success of the client’s business:

•	The client has reached a staff level of 25 or more employees

•	The client’s annual sales/revenues are $2 million or more

•	The client has duplicated the staff, services, or equipment provided by TBTI

•	The client is acquired by a larger corporation or merges with an existing successful corporation

•	The client makes a successful public stock offering

In addition to the success criteria above, a client may be asked to leave TBTI for violating terms of the sub-lease, MRA, or this handbook.

Exit Procedures and Guidelines

Clients are initially offered a maximum of twelve (12) months’ occupancy at TBTI. Ideally, clients are expected to be in TBTI’s program for an average of three years.However, some flexibility may be appropriate and a company may be offered additional time if necessary.

Periodically, TBTI will evaluate each client residing in its facility against the following characteristics:

•	Adequacy of the space and utilities to meet the client’s changing needs

•	Client’s generation of employment opportunities and future outlook

•	The client’s need for and active use of TBTI services and resources

•	The client’s recent history of meeting its goals and the ability of management to adjust the business plan or business model to meet future growth objectives

•	Whether a majority of client’s space is used for marketing or non-technical consulting activities

•	The client’s willingness to adhere to client requirements

•	The client’s participation in networking events and community-building activities with other clients at TBTI

When a client notifies TBTI, or alternately is notified by TBTI of a pending departure from the program, the TBTI team will provide assistance to the client to help ensure a smooth and orderly transition from TBTI’s space to another location.

CLIENT INFORMATION

New Clients

Upon signing your Master Relationship Agreement and Sublease (where applicable), the TBTI team will help facilitate your move into the facility and guide you through the documentation required to become active in our facilities as soon as possible. The Director is the key contact for the TBTI onboarding process and can address any needs or issues you may have.

Insurance Requirements

Liability—All TBTI clients are required to maintain a general liability policy with coverage amounts of $1 million per incident. See Sublease Agreement for additional details regarding liability and property insurance requirements.

Workers’ Compensation – TBTI clients are also required to maintain Workers’ Compensation coverage in compliance with Florida state law. A synopsis of the requirement from myfloridacfo.com states:

“If you are in an industry, other than construction, and have four (4) or more employees, full-time or part-time, you are required to carry workers’ compensation coverage (an exempted corporate officer does not count as an employee)” —www.myfloridacfo.com/wc/faq/faqemplyrs.html

Proof of Insurance must be provided to TBTI staff upon the initial signature or renewal of your Master Relationship Agreement and periodically as requested. Please notify our staff of any changes that occur in your coverage during your participation in the program.

A.M. Best is a worldwide insurance rating agency (www.ambest.com). Please conduct your own due diligence when selecting an insurance provider.

Business Licenses

TBTI clients must maintain all business licenses as required for the form and place of business conducted in accordance with local, state, and Federal statutes. Proof of licensing may be required from time to time by TBTI team and/or local officials.

Professional Service Providers

We have developed a listing of area service providers who can provide professional assistance and advice on a range of legal, accounting, public relations and other issues. Where necessary, each of these organizations has access to a broad set of expertise and practical experience to apply to your specific need. Often there may be discounts or other benefits available to clients of TBTI. Ask the Director for the latest copy of the service provider listing and for any information about individual providers. No one provider is preferred over another. You are to free to choose a provider that you are comfortable working with. The TBTI bears no responsibility as to the terms or outcomes of the relationship with a service provider.

Student Internships

TBTI encourages clients to engage student interns and provide opportunities for them to gain career-related skils in a real-world work setting. Internships can be paid or unpaid and may be considered for academic credit. All TBTI clients sign a Memorandum of Understanding outlining the expectations and policies for working with student interns. Clients must abide by the Dept. of Labor standards set for unpaid internships.

The Internship Contract template can be found in APPENDIX A on page 30

Client/TBTI Affiliation

Clients are encouraged to promote their affiliation with TBTI. However, the use of the TBTI, USF CONNECT, or other related name and/or mark in any article, advertisement, brochure, or other public release requires prior written approval from the Director.

ANGUS Client Request System (aka Tenant System)

ANGUS is TBTI’s in-house system allowing clients to submit requests for services or amenities reservations. Examples of requests that may be submitted via ANGUS include conference room reservations, visitor parking reservations, maintenance or repair requests, and other options. You will be given access to ANGUS during the TBTI onboarding process for new clients.

Office Space

TBTI will assign office space to clients based upon availability and need. Upon the client’s request, reasonable modifications to the space (additional divisional partitioning, electrical circuits, telephone outlets, etc.) may be made by TBTI at the client’s expense. Clients may hang pictures or posters in their offices, but may not repaint. Please note—no offensive displays of any type, including those of a sexual or political nature, will be permitted in TBTI space.

Office Furnishings

Based on availability, TBTI will furnish client’s office space with basic office furniture. The TBTI standard office set consists of a desk, office chair, two side chairs, and one file cabinet. Other furniture located within TBTI’s offices and/or common areas may not be appropriated for individual clients’ usage. This equipment remains the property of TBTI and must be relinquished in the same condition as received, less normal wear, upon moving to another office within the TBTI facility or graduation. Additional furnishings may be brought in by clients at their own expense.

Telephone and Internet Service

Clients are required to make their own arrangements for their telephone and wired internet communications needs. TBTI provides one voice jack and two data jacks in each office. Additional jacks/line drops may be added by TBTI at the Client’s expense. Information on approved providers can be requested from the Director.

Wireless Networks

TBTI provides a secured wireless network, “USF CONNECT” throughout the incubator footprint. This network can also be used by guests of our client companies while working within the TBTI space. An access code can be requested from the receptionist at the front desk in Suite 100.

In the atrium outside of the TBTI space, the USF CONNECT open network is available; however, this network is not secured. It is not recommended that online activities including sensitive data be conducted in either area.

Computing Equipment

We recognize that you will be using your own computing equipment, as these are not provided by TBTI. However, clients are responsible for installing and maintaining current antivirus, firewall, and other applications on their devices necessary to protect the integrity of the provided network infrastructure, equipment belonging to other clients, University-related equipment which may be attached to the network, as well as the client’s own data. Clients in violation of this standard whose equipment is determined to be the entry point for malware activity may be held responsible for the costs of restoring the USF network to full functionality as well as damage and recovery costs incurred by other clients and entities sharing the network resource.

Acceptable Use Policies for TBTI Clients

You must not use your internet service for any illegal purpose.

Your usage of the Internet must conform to community standards.

In the context of the TBTI program, service is defined as any wired/wireless communications network provided by TBTI, USF CONNECT, or USF, or accessed via these network resources.

Illegal purpose is defined as, but not limited to pornography, copyright violations, and illegal file sharing; sending harassing or threatening content; sending spam; engaging in phishing and other fraudulent activities; hacking into another system within or outside the network; distributing malicious code; accessing data on the network without permission; intercepting data on the network intended for others (using “sniffers” or otherwise); or using spoofing techniques to disguise email addresses or other network activity.

Conference and Mentoring Rooms

Conference rooms are available within TBTI facilities by reservation via ANGUS. On occasion, a small group reserving a larger conference room may be asked to relocate their meeting to a smaller room to provide space for a larger group, provided that the original group’s needs can be equally met in another location within the facility. Only designated dry erase markers should be used in the white board areas.

As a courtesy to other clients, please leave the room as you would like to find it, returning all furniture to its original location, disposing of all trash and erasing white boards.

Please ensure that all electronics are turned off after use.

Client Parking

Parking for TBTI clients is available on the east side of the USF CONNECT building. Parking access is restricted and controlled for clients and visitors Monday through Friday, 8 am to 5 pm. Parking permits are included in your monthly rent and will be assigned during the onboarding process. Parking permits authorize clients to park in lots designated “Research Park.” We ask that you park only in these areas on a daily basis and leave the front area reserved parking spaces for visitors and appropriately permitted disabled parking.

Permit holders are encouraged to protect their permit from theft and fraud by locking their vehicles and shredding expired permits. If a permit is lost or stolen, the loss must be reported to a member of the TBTI team immediately.

Please display your permit in the front windshield of your vehicle in accordance with the instructions provided with the permit. These permits are not valid in USF parking lots.

Visitor Parking

There are several parking spots located in the front of the building that are designated for visitors. These spaces are available by reservation only. Reservations may be made through ANGUS or with the receptionist at the front desk (813.974.1082) to ensure availability. For TBTI events, visitors can park in the visitor parking lot on the east side of the building with the appropriate parking pass displayed on the dashboard. Parking is free for event attendees.

Disabled Parking

There are several disabled parking spaces marked throughout the “Research Park” designated parking area. Only vehicles with an appropriate disabled parking permit may use these spaces. Tickets will be issued to unauthorized vehicles and the vehicle may be towed at the owner’s expense.

Holidays

TBTI’s annual holiday schedule matches that of the USF System and include:

• New Year’s Day • Martin Luther King, Jr.’s Birthday • Memorial Day • Independence Day • Labor Day	• Veterans’ Day • Thanksgiving Day and the following Friday • Christmas Day

2014 Floating Holidays (change yearly)

•	Christmas Eve

•	New Year’s Eve

If a holiday falls on a Saturday, the holiday is observed on Friday; if a holiday falls on a Sunday, the holiday is observed on Monday. The floating holidays are designated each calendar year by the President of USF. The office will be closed and no support services will be available on these days unless other notification is given. Clients are welcome to use the facilities at any time.

Copier

A copier for small print/copy jobs (25 pages or less) is available for use in the reception area adjacent to the front desk. At this time, there are no fees charged for the use of this copier. If you have large print jobs, please contact the Director for referral to a reasonably priced printer service.

Mail and Overnight Letters

Mail is picked up and distributed to the TBTI facility on a daily basis, Monday through Friday (excluding holidays). The United States Post Office mail carrier will place your mail directly into your assigned mailbox located at the rear entrance at the loading dock. Drop boxes for outgoing mail are in the same location. You need to register your address with the USPS and you will be required to notify them of any changes, pending your graduation from the TBTI program. We are unable to allow you to keep your mailing address if you are not currently associated with our program.

All mail for your company should be addressed to:

Your Company’s Name

3802 Spectrum Drive

Your Suite Number

Tampa, FL 33612

UPS – A drop box for UPS overnight letters is located between the buildings at 3650 and 3702 Spectrum Blvd, immediately to the west of the 3720 USF CONNECT building in the Research Park.

TBTI clients may qualify for a discount on UPS shipping. See the Director for details.

FedEx - A drop box for FedEx overnight letters/boxes is located just to the west of the campus at 2798 E Fowler Ave, near the University Collection shopping center.

Campus Mail – Drop off campus mail at the front desk.

Signature-Required Mail and Packages

Clients are responsible for making arrangements with mail and shipping companies when deliveries will require a signature. No member of the TBTI team will sign for deliveries in your absence unless you have signed a waiver releasing USF from responsibility The waiver template is available from the receptionist at the front desk.

Janitorial Services

TBTI provides janitorial service for all offices and common areas including routine cleaning of spaces and trash removal.

Payments

Rent and other fees may be paid by check or credit card with the receptionist at the front desk. These fees are payable in advance if you know that you will be out of town when rent is due.

Campus Recreation Center/Library Access

TBTI clients and their employees also have access to the USF Campus Recreation Center and the USF Library. Fees may apply. See the Director for details.

FACILITY INFORMATION AND SERVICES

Tampa Bay Technology Incubator

TBTI is located in the USF CONNECT building in the USF Research Park at 3802 Spectrum Drive. Suite 100 is adjacent to the lobby of the 3802 building and is the reception area for TBTI and its client companies. Our office hours are 8 am to 5 pm EST, Monday through Friday. The reception desk number is 813.974.1082.

Visitors

Visitors are welcome at TBTI’s facility by appointment or as guests of clients, TBTI team, USF CONNECT, or USF administration.

Event/Meeting Participants

Visitors attending events or meetings with clients or community groups are welcome at any time.

Client Employees and Visitors

Clients are ultimately responsible for actions of their employees and visitors while on the TBTI premises. Anyone engaging in conduct detrimental or disruptive to the TBTI environment as determined by team members or administration may be asked to leave immediately.

Children

TBTI facilities are business and educational facilities that are not normally conducive to having children present. While we welcome families to visit occasionally when appropriate, we ask that the presence and activities of children be closely controlled and monitored at all times by their parent or responsible person for the enjoyment and safety of everyone in the facility.

Pets

No pets or animals of any kind are allowed. Exceptions made for appropriate service animals.

Smoking

Smoking is only allowed in designated areas on the premises of TBTI/USF CONNECT where cigarette receptacles are located. These areas are located at the rear loading dock near the dock door, and the external picnic area just outside the main lobby of the 3802 building. The entrance to the picnic area is through the double doors adjacent to the “3802 USF CONNECT” signage in the main lobby.

Facilities Issues

If there is a problem or concern of any kind regarding aspects of the building, amenities, furnishings, equipment, climate control systems, or any other element of the TBTI facilities during normal business hours, immediately notify any TBTI team member present. They will coordinate with Operations Management to address the situation as quickly as possible and can advise clients of the timeframe required to restore normal function and availability. Please submit a service request via ANGUS with a description of the problem and the conditions under which it occurs. Operations Management will respond promptly to address the situation by the next business day.

If you observe a building related emergency such as a water or roof leak, a slippery floor, or other hazard that requires immediate attention, you should use the Research Foundation Help Line service 24 hours a day 7 days a week and the appropriate Research Foundation 1st responder will be dispatched to address the emergency. Non emergency maintenance requests should still be entered into the Angus Anywhere system and will be completed in a timely manner. If you observe a fire, call 911. Please report Emergency Requests to the Research Foundation Help Line: 1-800-723-3230.

Keys and Access Cards

Keys and access cards allow year-round entry to TBTI facilities for clients and their employees. Initial keys will be issued during the onboarding process and are required at all hours of the day. Keys and access cards should never be used by anyone other than the person to whom they are assigned.

The TBTI team will retain the ability to access any office or lab space within the TBTI facilities at any time.

Lost cards/termination of employees – Notify John Kersh immediately when access cards are lost or an employee of your company has been terminated. The TBTI team will communicate with Operations Management to ensure that entry permission for those access cards is blocked.

Security

The entrances to the USF CONNECT building will be locked Monday- Friday by 6 pm. You can enter the building any time with your access card at designated locations.

The USF Police Department patrols the USF Research Park parking lots. If you discover signs of forced entry or need other security-related assistance, contact the USF PD at 813.974.2628. For emergency help, dial 911.

Weekend Hours

The air conditioning system in the 3802 Spectrum Blvd. building operates on Saturdays until 12:00pm and is otherwise off (unless the building reaches a maximum set-point of 78°) until the USF CONNECT building reopens on Monday morning.

False Alarms

Any false alarm incident requiring a response by local fire or police departments may cause a penalty fee to be imposed on TBTI. Those fees will be passed along to the responsible client in the next billing cycle.

Group Events at TBTI

From time to time, the Research Park will host events that consist of larger groups from the community whose members want to learn about our programs, your companies, and how to participate in the entrepreneurial ecosystem in the area. We will make every effort to host these events in a way and a timeframe that causes as little disruption as possible to the business environment in the facility. We will also work to advise you ahead of time of these events and we welcome your participation where possible.

Event Cleanup and Reorganization

Cleanup of the space and reorganization of the furniture is the responsibility of the person/company reserving the space where events and meetings are held. All food, trash, or other items should be removed from the facility space, surfaces cleaned, and furniture replaced within 30 minutes from meeting’s end unless otherwise approved by the Director. Groups not restoring the space to original condition that day may be charged a cleaning fee of $100 and/or have privileges to use the space revoked.

TBTI HOUSE RULES & POLICIES

To help TBTI operate effectively, clients are required to comply with certain rules

1.	The sidewalks, entrances, and passages or hallways in the common areas of the TBTI/USF CONNECT facilities shall not be obstructed by any client or used for any purpose other than ingress and egress and for temporary moving routes at times approved by TBTI team.

2.	Clients will be responsible for providing supervision of any moving operations that may involve common areas of TBTI/USF CONNECT facilities, and will be liable for any losses and/or damages that result from such activities and/or from client’s failure to provide such supervision. Moves will be coordinated in advance with TBTI/USF CONNECT contacts to minimize interference with other facility activities.

3.	Common areas and meeting rooms are provided for everyone’s use. As a courtesy to others, please clean up after your group when using these areas.

4.	Canvassing, general solicitations, or distribution of political, religious, or cause literature are not permitted.

5.	In general, the client will not permit unusual or loud noises and/or odors to be produced in their space if such noises/odors may offend or disturb other occupants of TBTI. Usually, such noises/odors must be limited within your office or lab walls only.

6.	Do not leave unlocked or prop open any exterior door.

7.	Leased premises shall not be used for lodging or overnight occupancy.

8.	No firearms, intoxicating drugs, explosives, fireworks, flammable, radioactive, or potentially contagious/hazardous materials will be permitted in TBTI without disclosure to and specific permission from TBTI team.

9.	As representatives of the TBTI, clients are expected to maintain appropriate behavior and standards at all times. Actions or behavior deemed by TBTI team to be damaging to the image or reputation of TBTI will be cause for immediate termination of the lease agreement and eviction from TBTI.

Inappropriate conduct shall include, but is not limited to, filing bankruptcy, breach of leases or other agreements, charges involving moral turpitude or felonious behavior of any kind, investigations by law enforcement officials, or any other behavior deemed inappropriate.

TBTI EMERGENCY PROCEDURES AND PREPAREDNESS

MoBull Emergency Notification System

MoBull is an emergency notification system that will allow you to receive text messages directly from the USF Division of Public Safety in the event of an emergency situation on our campus. Clients of TBTI are eligible to enroll in MoBull through your participation in our program. For more information, see the MoBull website at mobull.usf.edu. See the Director for enrollment details.

Medical and Other Emergencies

When in doubt, contact the Police by dialing 911. This number is continuously monitored by trained officers. It should be used to report an incident where an immediate response is required by police, fire or paramedics. Calling from a landline phone allows the operator to track your location even if you cannot continue the call.

If using a cell phone, be sure to state: “This is a USF emergency.”

Call 911 when:

•	Someone is hurt or very sick

•	You see a fire or smell smoke

•	You see something suspicious or someone committing a crime

•	You need emergency help for any reason

Behavioral Distress and Emergencies

TBTI clients and employees should be familiar with signs that indicate acute behavioral distress in others. These signs can include disturbed speech, mood or disposition changes, disturbed thought content, and behavior changes. Get more information on the signs and symptoms of acute behavioral distress at the USF Counseling Center website at goo.gl/s9mkQ.

How to respond—If you perceive an immediate danger to yourself, the person or others, call 911. If not an immediate threat, contact the University Counseling Center Consult Team at 813.974.2831. If the person is a student, you can contact the Office of Student Rights & Responsibilities at 813.974.9443. If the person is a USF employee, you can also contact the Employee Assistance Program at 813.974.5469 or 800.327.8705.

Suggestions for approaching the person

•	Avoid physical contact or getting too close

•	Avoid direct confrontation or challenging statements

•	Express your concern for the person and your willingness to help

•	Help the student to explore options and alternatives

•	Offer to assist the person in getting appropriate help.

Keep TBTI and USF a safe environment. Respect your coworkers, and learn the signs of difficulty.

Hurricane and Tornado Warnings

When the National Weather Service issues a hurricane or tornado warning, weather radio and tornado sirens will be activated. A tornado warning means that weather radar has indicated an area of rotation that may have developed into a tornado or that a tornado has been sighted by the public or area police. Take shelter immediately.

If you are in a building, stay inside and go to the nearest safe area

•	Get away from the perimeter of the building and exterior glass

•	Leave your exterior office and close the door

•	Go to an interior area of the building

•	Sit down in the hallway and protect yourself by putting your head as close to your lap as possible, or kneel protecting your head

•	Do not go out to the lobby/atrium or outside the building

If you are outside, enter the closest building quickly and go to the nearest safe area.

If you are in the open

•	Move at right angles to the tornado

•	Attempt to reach shelter, such as a building with a basement area

•	If there is no time to escape or find shelter, lie flat in a ditch or depression, avoiding areas subject to rapid water accumulation or flooding in heavy rains

Trouble areas/places to avoid

•	All outside walls, elevators and windows of buildings

•	Any low-lying area that could flood

•	Vehicles — do not use for shelter

•	Building sections with a large roof span or large glass areas

Stay in your sheltered area until the tornado warning has been canceled by the National Weather Service (NWS). See the NWS Tampa area radar and information at www.srh.noaa.gov/tbw/.

Bomb Threats

A majority of bomb threats are false and are intended to disrupt normal activities. However, take action as if every such event is an immediate threat.

When a bomb threat is received

•	Do not touch or move suspicious objects, packages or letters. Do not confront anyone suspicious

•	Call USF Police at 911 as soon as possible. Report the threat and any suspicious items or persons. Follow any instructions given and provide any assistance requested

•	Do not evacuate the building or sound the alarm. USF Police or other campus authorities will be responsible for these actions

•	Immediately turn off any wireless transmission equipment – mobile devices, laptops, 2-way radios, etc., …

•	If the building is evacuated, do not return until told to do so by USF officials

Bomb Threats Received by Phone

•	Listen carefully, be polite, and show interest.

•	Keep the caller talking – gather as much information as possible about the device, the threat, and the identity of the caller

•	Listen carefully for background noises and characteristics of the caller

•	Signal someone nearby and have them immediately call 911 to notify USF Police

•	Gather as much information as possible. Ask questions in a polite and non-threatening manner. Write down the exact words of the caller and any threats

•	Upon completion of the call, time is of the essence. Be sure USF Police have been notified. Notify any member of the TBTI team as soon as possible. Complete the Bomb Threat Checklist (goo.gl/Rjgb3) while the call is still fresh in your memory

•	Remain available to answer questions from responding officers

•	If the threat was received by another individual and he/she is relaying information to you, use the Bomb Threat Checklist to gather as much information as possible

Bomb Threats Received in Writing

Upon receipt of a bomb threat in writing, immediately call the USF Police by dialing 911. You will be instructed at that time what steps to take. Also notify the Director or the receptionist at the front desk. Do not handle any physical items connected with the threat or suspicious objects.

Suspicious Mail and Packages

The concern of Federal law enforcement officials for terrorist activities includes the possible use of letters and packages as a delivery vehicle. It is important for you to know the safeguards that are in place.

Mail destined for TBTI/USF is screened a number of times before final delivery. The US Postal Service is monitoring mail as it flows through the postal stream, and mail received at the USF Post Office is inspected for suspicious appearance. Any suspicious mail is returned for further inspection.

An important note—All domestic mail sent with a permit imprint or mail processed through a commercial mailing machine is traceable back to the point of origin of the permit holder or the commercial processing unit. The US Postal Service believes it is unlikely that permit imprint or commercial mailing machine mail would be used as a delivery vehicle for terrorist activities.

Identifying Suspicious Packages and Envelopes

Sample Permit Imprint	Sample Commercial Mailing Machine Stamp

Characteristics of suspicious packages and envelopes include:

Inappropriate or unusual labeling

•	Excessive postage

•	Handwritten or poorly typed addresses

•	Misspellings of common words

•	Strange return address or no return address

•	Incorrect titles or title without a name

•	Not addressed to a specific person

•	Marked with restrictions, such as “Personal,” “Confidential,” or “Do not X-ray”

•	Marked with any threatening language

•	Postmarked from a city or state that does not match the return address

Appearance

•	Powdery substance felt through or appearing on the package or envelope

•	Oily stains, discolorations, or odor

•	Lopsided or uneven envelope

•	Excessive packaging material such as masking tape, string, etc.

Other suspicious signs

•	Excessive weight

•	Ticking sound

•	Protruding wires or aluminum foil

If a package or envelope appears suspicious, DO NOT OPEN IT!

Handling Unopened Suspicious Mail (including mail or packages that have a light coating or powdery substance)

•	Do not handle or try to open the package

•	Treat it as suspect

•	Isolate it

•	Notify the USF Division of Public Safety at 800.992.4231 and any member of the TBTI team

If you decide to handle mail or packages having a light coating or a powdery substance, you should ALWAYS wear nitrile or rubber gloves.

Handling Opened Suspicious Mail—Take Action IMMEDIATELY!

•	Isolate the item

•	Double-bag the letter or package in a zipper type or zip-lock type plastic bag

•	Wash your hands and face thoroughly with soap and water after removing your gloves

•	Blow your nose and leave the tissue with the package

•	Ensure that all persons in your department who handled the letter or package wash their hands with soap and water

•	Notify your immediate supervisor

•	Notify the USF Division of Public Safety at 800.992.4231 and any member of the TBTI team

•	Make a list of all persons who touched the letter or package and include contact information and telephone numbers. Forward this list to the USF Division of Public Safety

Heightened Security Measures for Mail

Per the U.S. Postal Services procedures, all domestic mail weighing 13 ounces or over that bears stamps or meter postage and all international and military APO/FPO/DPO mail weighing 13 ounces or over must be presented to a retail clerk at the USF Contract Station or a US Post Office. This type of mail cannot be deposited in any mail receptacle and cannot be picked up on the campus routes.

Evacuation Procedures

Determine in advance the nearest exit from your work location and the route you would follow to reach that exit in an emergency. Emergency evacuation signage is posted in buildings. Establish an alternate route to be used in the event your route is blocked or unsafe.

During an evacuation

•	If time and conditions permit, secure your workplace and take with you important personal items such as car keys, purse, medication, glasses

•	Follow instructions from emergency personnel

•	Check doors for heat before opening. Do not open the door if it is hot

•	Walk, do not run. Don’t push or crowd

•	Keep noise to a minimum so you can hear emergency instructions

•	Use handrails in stairwells; stay to the right

•	Assist people with disabilities

If relocating outside the building

•	Move quickly away from the building

•	Watch for falling glass and other debris

•	Keep roadways and walkways clear for emergency vehicles

•	If you have relocated away from the building, do not return until notified by a USF official that it is safe to do so

•	Use emergency exit stairwells to leave the building. Do not use elevators!

•	For certain emergencies such as a bomb threat or a natural gas leak, the fire alarms/strobes may not be activated. Instead, building safety coordinators shall move through the building and order the occupants to evacuate

•	Emergency evacuation signage is posted in buildings so that occupants can become familiar with the evacuation routes and assembly points for their area

Shelter in Place Procedures

During certain emergency situations, particularly chemical, biological or radioactive material releases, some weather emergencies, or the threat of imminent danger, you may be directed to “Shelter in Place” rather than evacuate the building.

Depending on the type of emergency situation, directions to shelter in place may be sent using a variety of communication tools, including: siren/loudspeaker system, MoBull Messenger text system, email, and digital screens.

If directed to shelter in place

•	Stay inside the building or find a safe place

•	If you are in a room with a door, make sure the door is closed

•	Due to the varying age of campus buildings, doors may lock manually, remotely or not at all. If applicable and time permits, lock doors

•	If you are in a room with a window, make sure the window is closed

•	Remain where you are until further direction from emergency personnel or TBTI team

•	For chemical, biological or radioactive material releases, additional directions will be given

TBTI SHARED LAB EQUIPMENT

Find manuals, spec sheets and other documentation for this equipment at goo.gl/mzd98

(mobile-friendly format)

Equipment	Model
4 Digit Analytical Balance	Mettler Toledo
400 MHz NMR Spectrometer	Varian
5 Digit Analytical Balance	Mettler Toledo
-80 Freezer	Revco
Autoclave	Yamato Sterilizer SM300
Automated Cell Viability Analyzer	Beckman Coulter Vi-Cell XR
Bench Top Shell Freezer	LabConCo
Biological Safety Cabinet	LabConCo
CO2 Incubator	Isotemp
Differential Scanning Calorimeter (DSC)	Perkin Elmer Pyris Diamond
Digital Scale	Mettler Toledo
Floor Centrifuge	Aventi J-E
FTIR Spectrophotometer	Perkin Elmer Spectrum 100
High Performance Liquid Chromatograph (HPLC)	Shimadzu
Ice Machine	Hishozaki
Imaging System	FluorChem E
Incubator Shaker	Excella E 24
Flammable Materials Storage Refrigerator System	Fisher Isotemp
Lab Hoods
Lab Rotator	Barnstead 2314
Lyophilizer	LabConCo FreeZone System
Pase Microscope	Motic AE20000
PCR Thermocycler	Eppendorf Mastercycler Gradient
pH Meter	Fisher AB 15
Rotavap	Buchi R-210
Speed Vac	Savant ISS 110-115
Stereo Zoom Microscope	Fisher Scientific Stereo Master
Table Autoclave	Tuttnauer Brinkman 2540e
Table Centrifuge	Sorvall ST40R
Table Centrifuge	Eppendorf 5418
Thermogravimetric Analyzer	TA Q50
Ultrasonic Cleaner	Branson 2510
UV-Vis Spectrometer	LAMBDA 25
Vortex Mixer	Fisher
Water Purifier	Easy Pure RoDi

TBTI LABORATORY AND SAFETY PROCEDURES

Shared Labs and Equipment

The TBTI shared lab facilities and equipment are provided by USF, Hillsborough County, the Florida High Tech Corridor Council, and other community stakeholders who support our mission of assisting research-based technology companies. The shared lab facilities require a shared responsibility from all clients to keep the lab and equipment in the best condition possible and minimize downtime and repair expense. We ask that you adhere to the following guidelines when using the lab:

•	Comply with all safety and regulatory requirements, including the use of personal protective equipment

•	Ask for assistance if needed

•	Prepare, use , clean, and store lab equipment correctly

•	Label, store, and document all materials appropriately

•	Report any issues with lab equipment, facilities, or systems ASAP

Safety

The USF Division of Environmental Health and Safety has extensive information on laboratory, radiation, hazardous waste, and other safety procedures and requirements. For more information, see the EH&S website at usfweb2.usf.edu/eh&s. The latest USF Chemical Hygiene Plan can be found at goo.gl/aMniG.

Log Books

It is very important for clients and employees to consistently record their usage of the lab equipment in the log books provided. In addition to knowing when and how the shared lab equipment is used, it is also a guide to ensure that necessary maintenance, safety, and upgrade procedures are performed on schedule.

Centrifuges/Rotator/Shakers

Clean the equipment and any spills or splashes after each use. Turn off the machine and return the machine to its normal location in the lab. Centrifuge lids should be shut between runs to reduce condensation. Centrifuges and other equipment can be dangerous if not used properly. If you need assistance using centrifuges or any other item of lab equipment, contact the Director.

Autoclaves

Autoclaves are the most dependable systems available for the decontamination of laboratory waste and the sterilization of laboratory glassware, media, and reagents. For efficient heat transfer, steam must flush the air out of the autoclave chamber. Before using the autoclave, check the drain screen at the bottom of the chamber and clean if blocked. If the sieve is blocked with debris, a layer of air may form at the bottom of the autoclave, preventing efficient operation.

Fume Hoods

Fume hoods will be inspected and certified annually by Medrep Technologies, Inc. While in use, if it is suspected that there is inadequate face velocity, then work in the hood must stop and contact facilities immediately.

Consumables and Glassware

Consumables and glassware used in the shared lab must be provided by each client for use by their employees. TBTI does not provide these items as part of the shared lab resource. Client company employees should not use consumables, glassware, or any items belonging to other client companies, whether labeled or not.

Shared Material Storage

To remain in regulatory compliance and efficiently utilize shared storage areas – chemical storage, freezers, and the like – it is important to document the ownership and age of materials in storage. Each item of stored materials must be marked with your company’s name, office suite number, date of storage, and a best contact phone number. In case of storage equipment problems or failure, we will attempt to advise you of potential issues regarding your stored materials as quickly as possible.

MSDS Documentation

You must keep current MSDS documentation for each chemical in the lab where used. Duplicate MSDS must be filed with the Director as well. Your MSDS documentation should be updated when your chemical inventory changes in any way. With regard to the lab MSDS, either hardcopy or online formats are acceptable. MSDS submitted to the Director must be in hardcopy format. MSDS are available from the manufacturer. MSDS in electronic format are also available through the HITS link on the USF EH&S website.

Equipment Repairs/Out of Order Procedures

Please submit any lab equipment repair needs via e-mail to wplant@usf.edu. When a piece of equipment is unavailable or there is another event that may require you to change your lab work schedule, we will notify you as soon as possible. This could include repairs or maintenance to the lab facility itself, the building, or any of its systems. We will make every attempt to minimize disruptions and limit the duration of lab unavailability.

Power Outages

If power to the lab building is lost for any reason, the building emergency power system will activate immediately. Be sure to keep your most critical equipment connected to the RED outlets in your lab or the shared lab facility. Regular power service will be restored by the local utility companies and/or USF facilities personnel as soon as possible.

Lab Apparel and Protection Equipment

TBTI lab clients and their employees must wear appropriate personal protective equipment such as lab coats, goggles, face shields, and gloves when working in the lab facilities. However, this equipment should be left behind in the labs when leaving the lab for any reason, no matter how temporary.

Regulatory Compliance

Clients are expected to fully comply with USF, local, state, and federal regulations regarding any kind of research performed at TBTI/USF CONNECT facilities, and are responsible for ensuring that their research activities, subjects, materials, equipment and facilities usage, safety procedures and other aspects of their work remain in full compliance at all times while affiliated with TBTI.

Chemical, Biological, or Radiation Spill Procedures

•	Report immediately any spillage of a hazardous chemical or radioactive material to USF police at 911 and to the Office of Environmental Health & Safety at 813.974.4036

•	When reporting, be specific about the nature of the material involved and the exact location of the spill. USF police will contact the necessary specialized authorities and medical personnel

•	Move away from the spill and help keep others away. Do not walk into or touch any of the spilled substance. Try not to inhale gases, fumes, and smoke

•	Those who may be contaminated by the spill should avoid contact with others, remain in the vicinity, and give their names to campus police. As necessary, first aid and cleanup by specialized authorities should be started at once

•	The key person on site should vacate the area at once and seal off to prevent further contamination until the arrival of campus police, fire and personnel from EH&S

•	Activate the building alarm

•	When a building evacuation alarm is sounded, an emergency exists. Move quickly to the nearest exit, exit the building, and alert others to do the same

•	Assist persons with disabilities in exiting the building. Elevators should not be used in case of fire

•	Once outside, move to a clear area at least 500 feet away from the affected building(s)

•	Keep streets, fire lanes, hydrants, and walkways clear for emergency vehicles and crews

•	Assist emergency crews as requested

•	An Emergency Operations Center may be set up near the emergency site. Stay clear of this area unless you have official business there

•	Do not return to an evacuated building unless told to do so by an authorized USF official

APPENDIX A

Tampa Bay Technology Incubator

Internship Contract

FULL-TIME                                 PART-TIME

Anticipated Start Date:

I.	INTERN CANDIDATE

Name:

Address:

Home Phone: (            )                                                 Work Phone: (            )

Next Year in School:                                                              Major:

E-Mail:

II.	COMPANY

Name of Company:

Name of Supervisor:

Title/Position:

Address of Organization:

Room or Suite Number                                                      City                                                  ZIP/Mail Code

Phone: (            )                                                                              Fax: (            )

Web site address                                                                              E-Mail:

Days needed for Internship: M-F or circle M         T         W         TH         F

Time (on average daily) from:              to

Volunteer:                                      Hourly Wage: $                     % Contribution:

Course Credit:                                  Course                          Faculty Member

III.	SKILL REQUIREMENTS

MBA/MS Student:              Finance/Accounting              Marketing

            Management/Entrepreneurship              Economics              (other)

Other Graduate Student:              IT              Web development              Informatics

            Engineering              Biology              Chemistry                                                       (other)

Undergraduate Student: Major area of emphasis/skills

Other needed skill sets:

IV.	ASSIGNMENTS

a.	This assignment is designed to provide opportunity to:

b.	Intern’s General Assignments:

c.	Intern’s Specific Duties:

d.	Travel/Other duties/Responsibilities:

V.	CONTRACT ACCEPTANCE

Contract must be filled out completely with detailed information listed for Section IV before any student will be assigned to any company. By agreeing to this contract, the parties hereto will not discriminate on the basis of race, sex, religion, color, national or ethnic origin, age, disability, or military service in its administration of its policies, programs, or activities; its admissions policies; other programs; or employment.

VI.	WORK SCHEDULE

The work schedule is to be arranged by the intern and the supervisor. The supervisor and the intern will take into consideration the organization’s regular business hours and the intern’s class assignments in determining the work schedule. The intern is required to keep a log of the hours worked during the internship, and the supervisor must sign the log at the conclusion of each month of the internship and submit it to the incubator.

VII.	DIRECTIONAL SUPERVISION

The supervisor will confer on a regular basis with the intern to give directions and aid and to review the status of the assignment(s). The supervisor will also provide the intern with administrative training and an overview of the general operations of the organization.

VIII.	FINAL EVALUATION

MANDATORY. Attach a letter/memo on company letterhead signed by your supervisor briefly describing your work as an intern as it relates to your field of study. The letter/memo must indicate your start and end dates and total number of hours worked.

The evaluation will assess:

•	The intern’s on-the-job performance

•	The achievement of the assignment goals

•	The relationship created between the supervisor(s) and intern

•	The strong and weak points of the student as an intern

SIGNATURE OF INTERN:	DATE:

SIGNATURE OF SUPERVISOR:	DATE:

SIGNATURE OF INCUBATOR DIRECTOR:	DATE: